EXHIBIT 2.1


               _________________________________________________
                            ASSET PURCHASE AGREEMENT
               __________________________________________________

                           dated as of July 17, 1997

                                     among

                          ENCORE COMPUTER CORPORATION

                           ENCORE COMPUTER U.S., INC.

                      ENCORE COMPUTER INTERNATIONAL, INC.

                                   AS "SELLER"

                                      and

                             SUN MICROSYSTEMS, INC.

                                      and

                      SUN MICROSYSTEMS INTERNATIONAL, B.V.










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                                TABLE OF CONTENTS

                                                                        Page
                                    ARTICLE I

SECTION 1.01.   Certain Defined Terms.                                                  (1)


                                   ARTICLE II

                     PURCHASE AND SALE OF PURCHASED ASSETS

SECTION 2.01.   Assets to Be Sold and Purchased.                                        (10)
SECTION 2.02.   Assumption and Exclusion of Liabilities.                                (12)
SECTION 2.03.   Purchase Price; Allocation of Purchase Price.                   (16)
SECTION 2.04.   Real Property                                                   (18)
SECTION 2.05.   Closing.                                                                (18)
SECTION 2.06.   Closing Deliveries by Seller.                                   (19)
SECTION 2.07.   Closing Deliveries by Purchaser.                                        (19)
SECTION 2.08.   Unassignable Assets.                                            (19)
SECTION 2.09.   SMIBV.                                                                  (20)
SECTION 2.10.   Non-U.S. Assets                                                 (20)
SECTION 2.11    Further Assurances                                                      (21)


                                ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SELLER

SECTION 3.01.   Organization and Good Standing of Seller.                               (21)
SECTION 3.02.   Authorization and Validity                                      (22)
SECTION 3.03.   Subsidiaries or Affiliates                                              (22)
SECTION 3.04.   Capitalization; Required Stockholder Approval;
                     Stockholders Meeting                                               (22)
SECTION 3.05.   No Conflict.                                                    (23)
SECTION 3.06.   Consents                                                                (23)
SECTION 3.07.   Financial Statements.                                           (23)
SECTION 3.08.   Absence of Undisclosed Liabilities                              (24)
SECTION 3.09.   Absence of Certain Changes or Events                            (24)
SECTION 3.10.   Tax Matters                                                     (26)
SECTION 3.11.   Title to and Condition of Purchased Assets;
                Sufficiency of Purchased Assets                                 (27)
SECTION 3.12.   Real Property Assets                                            (28)
SECTION 3.13.   Lists of Certain Assets                                         (28)
SECTION 3.14.   No Restrictive Agreements                                               (29)
SECTION 3.15.   Full Force and Effect.                                          (29)
SECTION 3.16.   Litigation.                                                             (29)
SECTION 3.17.   Compliance with Laws.                                                   (30)
SECTION 3.18.   No Representation to Employees.                                 (30)
SECTION 3.19.   Employees.                                                      (30)
SECTION 3.20.   Pension and Employee Benefit Matters.                           (31)
SECTION 3.21.   Supplier and Customer Relationships.                            (32)
SECTION 3.22.   Product and Inventory Status.                                   (33)
SECTION 3.23.   Intellectual Property Rights.                                   (33)
SECTION 3.24.   Brokers                                                                 (36)
SECTION 3.25.   Environmental Matters                                           (36)
SECTION 3.26.   Insurance                                                               (38)
SECTION 3.27.   Disclosure                                                      (38)
SECTION 3.28.   Solvency; No Bankruptcy or Insolvency Proceedings                       (39)
SECTION 3.29.   Fairness of Consideration                                               (40)
SECTION 3.30.   Bulk Sales                                                      (40)


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 4.01.   Incorporation and Authority of Purchaser and SMIBV.             (40)
SECTION 4.02.   No Conflict.                                                    (41)
SECTION 4.03.   Consents and Approvals.                                         (41)
SECTION 4.04.   Brokers                                                                 (41)


                                   ARTICLE V

                               ADDITIONAL AGREEMENTS

SECTION 5.01.   Conduct of Business Prior to the Closing.                               (41)
SECTION 5.02.   Books and Records.                                              (42)
SECTION 5.03.   Seller's Stockholders' Approval                                 (42)
SECTION 5.04.   Confidentiality.                                                        (43)
SECTION 5.05.   Regulatory and Other Authorizations; Consents.                  (44)
SECTION 5.06.   Further Actions.                                                        (44)
SECTION 5.07.   Covenant Not to Compete.                                                (45)
SECTION 5.08.   Payroll Information.                                            (45)
SECTION 5.09.   Solvency; No Bankruptcy                                         (46)
SECTION 5.10.   Manufacturing Commitment.                                               (46)
SECTION 5.11.   Customer Transition                                             (46)
SECTION 5.12    Support and Service Negotiations                                        (46)
SECTION 5.13    Transitional Support                                            (47)
SECTION 5.14    Interim Sales Representation and Marketing Cooperation          (47)
SECTION 5.15    Diagnostic, Test and QA Software                                        (49)
SECTION 5.16    Execution of the Inducement and Non-competition Agreements              (49)


                                ARTICLE VI

                             EMPLOYEE MATTERS

SECTION 6.01.   Right to Offer Employment.                                              (49)
SECTION 6.02.   Termination of Employment.                                      (51)
SECTION 6.03.   General Matters.                                                        (51)
SECTION 6.04.   Employee Withholding Taxes.                                     (51)


                                ARTICLE VII

                                TAX MATTERS

SECTION 7.01.   Transaction Taxes; Representation; Indemnity.                           (52)
SECTION 7.02.   Representation and Indemnity.                                   (52)
SECTION 7.03.   No Limitation.                                                  (52)
SECTION 7.04.   Treatment of Indemnity Payments.                                        (52)


                                ARTICLE VIII

                         CONDITIONS TO THE CLOSING

SECTION 8.01.   Conditions to Obligations of Seller.                                    (53)
SECTION 8.02.   Conditions to Obligations of Purchaser.                         (54)


                                ARTICLE IX

                             INDEMNIFICATION

SECTION 9.01.   Loss Defined; Indemnitees                                               (58)
SECTION 9.02.   Indemnification by Seller.                                      (58)
SECTION 9.03.   Procedures for Indemnification.                                 (60)
SECTION 9.04.   Limitations on Indemnification                                  (61)
SECTION 9.05.   Setoff Rights                                                   (62)
SECTION 9.06.   No Limitation on Other Rights                                   (62)


                                  ARTICLE X

                     TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01.  Termination.                                                            (62)
SECTION 10.02.  Effect of Termination.                                          (63)
SECTION 10.03.  Waiver.                                                                 (63)


                                    ARTICLE XI

                                GENERAL PROVISIONS

SECTION 11.01.  Expenses.                                                               (63)
SECTION 11.02.  Notices.                                                                (63)
SECTION 11.03.  Public Announcements.                                           (64)
SECTION 11.04.  Headings.                                                               (64)
SECTION 11.05.  Severability.                                                   (64)
SECTION 11.06.  Entire Agreement.                                               (65)
SECTION 11.07.  Assignment.                                                     (65)
SECTION 11.08.  No Third-Party Beneficiaries.                                   (65)
SECTION 11.09.  Amendment; Waiver.                                              (65)
SECTION 11.10.  Governing Law; Jurisdiction and Venue.                          (65)
SECTION 11.11.  Construction of "Seller".                                       (66)
SECTION 11.12.  Counterparts.                                                   (66)
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                                   EXHIBITS

Exhibit A       List of Assigned Contracts
Exhibit B       Form of Assumption Agreement
Exhibit C-1     Form of Bill of Sale and Assignment Agreement
Exhibit C-2     Form of Offshore Tangible Asset Bill of Sale and Assignment
                  Agreement
Exhibit D       Form of Technology License Agreement
Exhibit E       Form of Non-Competition Agreement
Exhibit F       Form of Real Property Lease Agreement
Exhibit G       Fort Lauderdale Facility Purchase Agreement
Exhibit H       Melbourne Facility Purchase Agreement
Exhibit I       Condominium Purchase Agreement
Exhibit J-1     Gould/EFI Inducement Agreement
Exhibit J-2     Form of JEC Inducement Agreement
Exhibit K       Form of Patent Assignment
Exhibit L       Form of Copyright Assignment
Exhibit M       Form of Trademark Assignment
Exhibit N         Matters to be Opined Upon by Choate, Hall & Stewart
Exhibit O         Form of Solvency Certificate
Exhibit P       Nonexclusive List of Additional Excluded Assets
Exhibit Q       Certified Tangible Asset Schedule








ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of July 17, 1997 (the "Effective Date"), by and among, on the one hand, ENCORE COMPUTER CORPORATION, a Delaware corporation ("Encore") and its undersigned wholly owned subsidiaries ENCORE COMPUTER U.S., INC., a Delaware corporation and ENCORE COMPUTER INTERNATIONAL, INC., a Delaware corporation (individually and collectively (subject to Section 11.11 hereof), "Seller"), on the one hand, and, on the other hand, SUN MICROSYSTEMS, INC., a Delaware corporation ("Purchaser") and SUN MICROSYSTEMS INTERNATIONAL, B.V., a Netherlands corporation ("SMIBV").

W I T N E S S E T H:

WHEREAS, Seller desires to sell to Purchaser and SMIBV, and Purchaser and SMIBV desire to purchase from Seller, certain assets associated with Seller's Storage Products Business (as defined in Section 1.01 below), not including the Excluded Assets (as defined Section 1.01 below), and in connection therewith, Purchaser is willing to assume certain specified liabilities of Seller associated with the Storage Products Business, not including the Excluded Liabilities (as defined in Section 1.01 below), all upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the sale of assets described above, Seller will permit Purchaser to interview and make offers of employment to certain employees of Seller who work in the Storage Products Business in accordance with this Agreement;

NOW, THEREFORE, in consideration of the facts stated in the above recitals and of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

                               ARTICLE I

                         CERTAIN DEFINITIONS

   SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

"affiliate" means, with respect to a specified person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such specified person.

"Ancillary Agreements" means, collectively, the Assumption Agreement, the Bill of Sale, the Offshore Tangible Asset Bills of Sale, the Non-competition Agreements, the Real Property Lease Agreement, the License Agreement, the Real Property Purchase Agreements, the Patent Assignment, the Copyright Assignment and the Trademark Assignment (as such terms are defined herein).

"Applicable Purchaser Subsidiaries" will have the meaning specified in Section 2.10(c).

"Assigned Contracts" has the meaning specified in Section 2.01(a).

"Assumption Agreement" means the Assumption Agreement to be executed and delivered by Purchaser and Seller at the Closing substantially in the form of Exhibit B.

"Bill of Sale" means the Bill of Sale and Assignment Agreement to be executed and delivered by Seller at the Closing substantially in the form of Exhibit C-1.

"Business Day" means a day of the year on which banks are not required or authorized to be closed in the City of San Francisco, California.

"Closing" and "Closing Date" have the meanings specified for such terms in
Section 2.05.

"Condominiums" means that certain real property commonly collectively known as 275 Jacaranda Drive Unit #10-2, Plantation, Florida 33324 and 233 Jacaranda Drive Unit #42-6, Plantation, Florida 33324, that are more fully described in
Schedule 3-A to Seller's Disclosure Letter including, without limitation, all buildings and other structures, facilities or improvements located on such real property, all fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

"control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or otherwise.

"Dollars" or "$" means U.S. dollars.

"EFI" has the meaning specified in Section 2.03(b).

 "Employee" has the meaning specified in Section 6.01.

"Employee Assets" means all personal property assets owned (or leased) by Seller, wherever located, that are utilized by Employees (as defined in Section 6.01 below) in the normal course of the performance of their duties and services for Seller at any time during the time period beginning on the Effective Date and ending on the Closing Date, other than any such assets that are consumed prior to the Closing Date in the ordinary course of Seller's business, consistent with Seller's past practice. By way of example and not limitation, Employee Assets will include work-stations, personal computers, personal digital assistants and all associated licenses to use third-party software applications used thereon, cellular telephones, pagers, furniture, office supplies and other similar assets, as well as all furniture, fixtures and other tangible items located in the Condominiums.

"Encumbrance" means any pledge, lien, collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale or other security arrangement, or any charge, adverse claim of title, ownership or use, or any other encumbrance of any kind.

"Environmental Damage" means any actual or alleged Liability (including without limitation Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or relating to (i) the presence, discharge, emission or release into the environment of any Hazardous Substance or (ii) facts or circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

"Environmental Laws" means all federal, state, local and non-U.S. laws and regulations relating to pollution, the protection of human health or the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, or relating to occupational health and safety.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations promulgated thereunder.

"Excluded Assets" shall have the meaning defined for it in Section 2.01(b).

"Excluded Contracts" means all Seller Contracts other than the Assigned
Contracts.

"Excluded Liabilities" shall have the meaning defined for it in Section
2.02(b).

"Finished Products" means those finished Storage Product units in Seller's inventory at the Closing Date, including both (i) the units thereof utilized for Seller's day to day business for demonstration, development, benchmarking and/or test purposes at Seller's facilities ("Demo Units"), and (ii) the units thereof in the possession of Seller customers as of the Closing Date under Seller's "try and buy" program ("Customer Units").

"Fort Lauderdale Facility" means, collectively, those certain real properties commonly known as 6901 West Sunrise Blvd., Fort Lauderdale, Florida 33313, 1801 NW 66th Avenue, Fort Lauderdale, Florida 33313, and 1800 NW 69th Avenue, Fort Lauderdale, Florida 33313, that are more fully described in Schedule 3-B to Seller's Disclosure Letter including, without limitation, all buildings and other structures, facilities or improvements located on such real property, all fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

"GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

"Gould" means Gould Electronics Inc., an Ohio corporation.

"Governmental Antitrust Authority" means any non-U.S., federal, state or local governmental or quasi-governmental authority charged with the administration or enforcement of antitrust laws.

"Hazardous Substances" means: (i) any pollutant, contaminant, toxic, hazardous or noxious substance or waste which is regulated by the laws of any state, local, federal or other governmental authority or jurisdiction, including but not limited to the State of Florida and the United States Government, and includes but is not limited to (a) any oil or petroleum compounds, flammable substances, explosives, radioactive materials, or any other materials or pollutants which pose a hazard to persons or cause any real property to be in violation of any Environmental Laws, (b) to the extent so regulated, asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls, as regulated by the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (d) any materials or substances designated as "hazardous substances" pursuant to (1) Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq., or (2) Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42
U.S.C. Section 9601 et seq.,(e) "chemical substance," "new chemical substance, " or "hazardous chemical substance or mixture" pursuant to Sections 3, 6 and 7 of the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and (f) any "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; and (ii) as of any date of determination, any additional substances or materials which now or hereafter may be incorporated in or added to the definition of "chemical substance," "new chemical substance," "hazardous chemical substance or mixture," "hazardous waste," "hazardous substance" or "toxic substance" or similar substance for purposes of any Environmental Law.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

"Included Products" shall mean (i) the Demo Units and (ii) ten (10) additional units of Finished Products.

"Inducement Agreements" shall have the meaning specified in Section 8.02(i).

"Industrial Property" means, collectively, the following (whether or not patentable, copyrightable, registrable as a mask work, protectable as a trade secret or otherwise protectable as, or by, any other Intellectual Property Right): designs, plans, schematics, drawings, blueprints, technical information, specifications, manufacturing plans or instructions, parts lists, ideas, concepts, inventions, discoveries, processes, procedures, methodologies, know-how and other technologies, including without limitation any of the foregoing related to software or computer hardware of any kind.

"Insolvency Action" means, with respect to a person, any or all of the following: (i) the voluntary or involuntary filing, with respect to such person, of a petition for relief, or any other effort to seek relief, under any Insolvency Proceeding; (ii) such person or any of its assets otherwise becoming the subject of an Insolvency Proceeding; (iii) the formal or informal dissolution, liquidation or winding up of such person, or any efforts to initiate or carry out such dissolution, liquidation or winding up; (iv) the appointment of (or efforts or attempts to appoint) a receiver, liquidator, sequestrator, trustee, custodian or other similar officer with respect to such person or any part of its assets or properties; (v) any composition of the indebtedness of such person or any assignment for the benefit of such person's creditors; or (vi) such person's ceasing to conduct business for any reason other than such person's being merged or consolidated with another entity.

"Insolvency Proceeding" means any or all of the following actions, events or proceedings: (i) any voluntary or involuntary case, contested matter or other proceeding under the United States Bankruptcy Code, as amended, and any successor law or laws thereto; (ii) any case, action or other proceeding under any bankruptcy, insolvency, debt reorganization or similar law (whether now or hereafter in effect) of any state, country or other jurisdiction.

"Intangible Assets" means, collectively, all intangible assets, properties and rights associated with, related to or used in connection with, the Storage Products Business or any of the Storage Products, including without limitation, all of the following assets and all rights therein (whether or not protectable under any Intellectual Property Rights): all software (in both source code and binary code form) (including without limitation the Seller's license rights with respect to the Minx manufacturing information system software, the Cyborg payroll software and all software operating on those Seller servers with the logical names "BSS" and "Quantum" and the Intellectual Property Rights related to each thereof), Industrial Property, technology, works of authorship, manuals, logbooks, notebooks, user's guides, programmers' notes, documentation, manufacturing rights, know-how, trade secrets, vendor, supplier, customer and prospect lists and all associated information, sales proposals, sales and marketing materials, product literature, training materials (for both training of customers and of service personnel), and other collateral related to the Storage Products Business or any of the Storage Products, including without limitation any of the foregoing related to: (a) the development, integration and testing of open systems connectivity, mainframe connectivity, mainframe DASD emulation, data sharing, remote mirroring, reflective memory, diagnostics and caching; and/or (b) installation, training (for both customers and service personnel), product support or maintenance.

"Intellectual Property Rights" means, collectively, all of the following worldwide intangible legal rights, including those existing or acquired by ownership, license or other legal operation, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) patents, patent applications, and patent rights, including any and all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof; (ii) rights associated with works of authorship (including without limitation audiovisual works), including without limitation copyrights, copyright applications and copyright registrations, moral rights, mask work rights, mask work applications and mask work registrations; (iii) rights in trade secrets (including without limitation rights in Industrial Property, customer, vendor and prospect lists and all associated information or databases and other confidential or proprietary information), and all rights relating to the protection of the same; (iv) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property, including without limitation brand names, trademarks, service marks, trademark and service mark registrations and applications therefor, trade names, rights in trade dress and packaging and all goodwill associated with the same; and (v) all rights to sue or make any claims for any past, present or future infringement, misappropriation or unauthorized use of any of the foregoing rights and the right to all income, royalties, damages and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including without limitation damages for past, present or future infringement, misappropriation or unauthorized use thereof.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

"Inventory Assets" means, collectively, all inventory (including the Customer Units, Demo Units and all other Finished Products), raw materials, works in progress and finished goods, spare parts and supplies relating to any of the Storage Products or otherwise relating to the Storage Products Business that exist as of the Closing Date.

"JEC" means Japan Energy Corporation, a Japanese corporation.

"Leased Assets" means (i) all personal property assets, wherever located, that are used in connection with, or are related to, the Storage Products Business and are leased to Seller, any Seller Subsidiary or any other affiliate of Seller by any third party under any Seller Contract, and (ii) all rights of Seller, any Seller Subsidiary or any other affiliate of Seller to any such third-party assets under any Seller Contract pursuant to which such assets are leased.

"Leased Real Property" means (i) all real property, wherever located, that is used in connection with the Storage Products Business and is leased to Seller, any Seller Subsidiary or any other affiliate of Seller by any third party under Seller Contract, and (ii) all rights of Seller, any Seller Subsidiary or any other affiliate of Seller to any such leased real property under any Seller Contract pursuant to which such real property is leased.

"Liabilities" (or when used with reference to a single item described below, "Liability") means debts, liabilities and obligations (whether pecuniary or not, including without limitation obligations to perform or forbear from performing acts or services), fines or penalties, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including without limitation those arising under any law, action or governmental order, liabilities for Taxes and those arising under any contract, agreement, arrangement, commitment or undertaking of any kind whatsoever (whether written or oral, express or implied), including those arising under any Seller Contract.

"License Agreement" means the Technology License Agreement to be executed and delivered by Purchaser and Seller at the Closing substantially in the form of Exhibit D.

"Licensed Assets" means (i) all personal property assets, wherever located, whether tangible or intangible (including but not limited to third party software and documentation) that are used in connection with, or are related to, the Storage Products Business or any Storage Product and are licensed to Seller, any Seller Subsidiary or any other affiliate of Seller by a third party under any Seller Contract (including any such assets that are used or integrated with any Employee Assets, Intangible Assets or Tangible Assets), and (ii) all Seller's license or other rights to such third-party assets under any Seller Contract pursuant to which such assets are licensed to Seller any Seller Subsidiary or any other affiliate of Seller.

"material" means any fact, event, action or failure to act, or other circumstance with respect to, involving or affecting Seller, any Seller Subsidiary or any other affiliate of Seller that: (i) involves in excess of $50,000 or that results or is reasonably likely to result in a financial loss of at least $50,000, (ii) involves exclusivity or non-competition covenants or arrangements, (iii) involves Intellectual Property Rights or (iv) is otherwise material.

"Melbourne Facility" means that certain real property commonly known as 100 N. Babcock St., Melbourne, Florida 32901 that is more fully described in Schedule 4 to Seller's Disclosure Letter, including, without limitation, all buildings and other structures, facilities or improvements located on such real property, all fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

"Non-competition Agreements" means the Non-competition Agreements substantially in the form of Exhibit E to be executed by certain Employees prior to the earlier of the tenth day prior to the Closing Date or the thirtieth (30th) day after the Effective Date as provided in Section 8.02(t).

"person" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

"Purchased Assets" shall have the meaning set forth in Section 2.01.

"Real Property Assets" means, collectively, the Fort Lauderdale Facility, the Melbourne Facility and the Condominiums.

"Real Property Lease Agreement" means the Real Property Lease Agreement to be executed and delivered by Purchaser and Seller at the Closing substantially in the form of Exhibit F, pursuant to which Purchaser shall lease back to Seller the Fort Lauderdale Facility located at 6901 West Sunrise (excluding the X telephone hub, which will be used for Purchaser and which Seller will be permitted to use during the lease term), which lease shall be for an initial term of one (1) year (the "First Year") after the Closing Date (during which First Year Seller will pay all lease expenses on a "triple net" basis (including without limitation tax, insurance and operating expenses) but base rent shall be waived) and shall include an option to renew the lease for an additional three (3) year term in exchange for fair market base rental (which rent will not be waived during this option term) and payment by Seller of all lease expenses on a "triple net" basis as described above.

"Real Property Leases" means all leases relating to Leased Real Property.

"Real Property Purchase Agreements" means, collectively, (i) the Real Property Purchase Agreement dated as of the Effective Date and executed and delivered by Seller and Purchaser on the Effective Date for the sale of the Fort Lauderdale Facility by Seller to Purchaser, a copy of which is attached hereto as Exhibit G (the "Fort Lauderdale Facility Purchase Agreement"), (ii) the Real Property Purchase Agreement dated as of the Effective Date and executed and delivered by Seller and Purchaser on the Effective Date for the sale of the Melbourne Facility by Seller to Purchaser, a copy of which is attached hereto as Exhibit H (the "Melbourne Facility Purchase Agreement") and (iii) the Real Property Purchase Agreement dated as of the Effective Date and executed and delivered by Seller and Purchaser on the Effective Date for the sale of the Condominiums by Seller to Purchaser, a copy of which is attached hereto as Exhibit I (the "Condominium Purchase Agreement").

"Restrictive Agreement" has the meaning specified in Section 3.14.

"Seller" will have the meaning set forth in the first paragraph of this Agreement, and will be construed as provided in Section 11.11 hereof.

"Seller Contracts" means all agreements, contracts, understandings, arrangements, commitments, mortgages, indentures, leases, licenses, permits, franchises, instruments, notes, bonds, indemnities, guarantees, loan agreements, credit agreements, representations, warranties, deeds, assignments, powers of attorney, certificates, purchase orders, work orders, insurance policies, benefit plans, covenants, assurances or undertakings of any nature to which Seller, any Seller Subsidiary or any other affiliate of Seller is or may be bound, subject or affected or under which Seller, any Seller Subsidiary or any other affiliate of Seller is or may become liable or obligated or pursuant to which Seller, any Seller Subsidiary or any other affiliate of Seller has agreed to take any action or under which the business, property or assets of Seller, any Seller Subsidiary or any other affiliate of Seller receives or is or may become entitled to any benefit, right or interest, or that relate to, affect, bind or relate to an Encumbrance on or with respect to, any of the Purchased Assets, including without limitation the Assigned Contracts. The Seller Contracts include, without limitation, all Storage Products Leases, all Real Property Leases and all Storage Products Licenses.

"Seller's Disclosure Letter" means Seller's Disclosure Letter dated as of the Effective Date which is being delivered to Purchaser concurrently with the execution of this Agreement.

"Seller's knowledge." A particular fact or other matter shall be deemed to be within "Seller's knowledge" if any officer or, with respect to the particular matters they are responsible for, any employee, consultant, agent, auditor, attorney or other representative of Seller, any Seller Subsidiary or any other affiliate of Seller, including without limitation Gould, has knowledge (as defined in the following sentence) of such fact or other matter. An individual shall be deemed to have "knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a diligent and comprehensive investigation concerning the truth or existence of such fact or other matter.

"Seller Subsidiary" shall mean any past or present subsidiary of Seller, including without limitation Seller (excluding Encore).

"Solvent" shall mean, with respect to any person on a particular date, that on such date (a) the fair value of the property of such person is greater than the total amount of liabilities, including contingent liabilities, of such person; (b) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person's ability to pay as such debts and liabilities mature; and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Storage Products" means Seller's product line of devices, products, systems and subsystems, including without limitation all hardware and software elements thereof, that behave as storage devices (i.e., that function as a device into which data can be placed and retained and from which data can be retrieved), such as a disk, tape, CD or any other data or information storage medium for use with another machine or system, or a device that stores data for another machine or system, including, but not limited to, normal data files, metadata, media objects, multimedia, video, audio or the like, all as previously, currently or hereafter proposed to be developed, marketed or sold, or in fact developed, marketed or sold, by Seller, any Seller Subsidiary or any other affiliate of Seller and all proposed or contemplated devices and products of any such type currently under development by or for Seller, any Seller Subsidiary or any other affiliate of Seller and all related software, hardware, components, services and technology, and all related utilities and tools and diagnostics and the Seller's Remote Service and Support System (RSS) (in each case including without limitation all of the products, devices, software, tools, utilities, hardware, services and components listed on Seller's Storage Products price list attached as Schedule 6 to Seller's Disclosure Letter and all of the items included or proposed to be included in Seller's line of Infinity Series of SP Products having the specifications set forth on Schedule 5 to Seller's Disclosure Letter (or any improved specifications thereof) or in Seller's Gateway line of products and all customized configurations of any of the foregoing, and all derivative works, upgrades, modifications, enhancements and configurations of any of the foregoing and all software and components included in any configuration of any of the foregoing, in each case whether or not ever commercially offered or price-listed, and whether or not in development.

"Storage Products Business" means Seller's business of developing, manufacturing, marketing, licensing, distributing, using, operating, installing, servicing, supporting, maintaining, repairing or otherwise using or commercially exploiting all or any aspect of any or all of the Storage Products or of any Intangible Assets or Intellectual Property Rights related to any of the Storage Products.

"Storage Products Leases" means all leases and lease agreements pursuant to which any Leased Assets are leased to Seller, any Seller Subsidiary or any other affiliate of Seller.

"Storage Products Licenses" means all licenses and license agreements pursuant to which any Licensed Assets are licensed to Seller, any Seller Subsidiary or any other affiliate of Seller.

"Tangible Assets" means, collectively, all tangible personal property assets, wherever located, that are used in connection with, or are related to, the Storage Products Business or any of the Storage Products, other than the Inventory Assets and the Employee Assets. The Tangible Assets include, without limitation, the following assets and properties: (i) all tangible assets, properties and equipment used by Seller, any Seller Subsidiary or any other affiliate of Seller in the development, manufacture, integration, testing, sale, installation, service, maintenance, repair or support of any Storage Products, including, but not limited to, all mainframe computers, workstations, servers (including those bearing the logical names "BSS" and "Quantum"), personal computers, hardware, telecommunications equipment, switches, routers and all related software used by Seller, any Seller Subsidiary or any other affiliate of Seller in connection with the Storage Products Business; (ii) all service tools, diagnostic and test equipment;
(iii) all vehicles, furniture, other equipment and tangible personal property used by Seller, any Seller Subsidiary or any other affiliate of Seller in connection with the Storage Products Business; (iv) all media and all hardware or other systems on which any copy of software related to the Storage Products Business is resident, including media containing copies of the Minx manufacturing information system software and the Cyborg payroll software and all related user manuals and other tangible items associated therewith; and
(v) all other items listed on Seller's list of tangible assets as delivered to, and evaluated by Coopers & Lybrand, as updated to reflect Seller's tangible assets on hand as of the Closing Date ("Certified Tangible Asset Schedule") (which schedule is (or will within ten days of the Effective Date be) attached hereto as Exhibit Q and which schedule will be updated and delivered to Purchaser at least ten days prior to the Closing).

"Tax" or "Taxes" means all taxes of any kind whatsoever (whether payable directly or by withholding), including without limitation franchise, income, gross receipts, personal property, real property, ad valorem, value added, sales, use, documentary, stamp, intangible personal property, withholding or other taxes, together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any taxing authority.

"Trademark Assets" means all those trademarks, service marks, trade names and trade dress assets that are or have ever been associated or used in connection with the Storage Products Business or any of the Storage Products, including all worldwide registrations or recordations thereof and all applications for any such registration or recordation and all goodwill associated with the foregoing. The Trademark Assets are listed on Schedule 7 of Seller's Disclosure Letter.

                              ARTICLE II

                 PURCHASE AND SALE OF PURCHASED ASSETS

   SECTION 2.01.  Assets to Be Sold and Purchased.

(a) Purchased Assets. Subject to the terms and conditions of this Agreement (including without limitation the allocation provisions of Section 2.09), Seller shall, on the Closing Date, sell, assign, transfer, convey and deliver to Purchaser and SMIBV or cause to be sold, assigned, transferred, conveyed and delivered to Purchaser and SMIBV, and on the Closing Date Purchaser and SMIBV shall purchase and acquire from Seller, all right, title and interest in and to all of the following assets and properties, free and clear of any and all Encumbrances whatsoever (all such assets, other than the Excluded Assets described in Section 2.01(b), being collectively referred to herein as the "Purchased Assets") (with Purchaser having the right to expand or modify the definition of Purchased Assets to include any additional assets associated with the Storage Products Business at any time prior to the Closing Date):

(i)     the Storage Products;

(ii)    all of the Intangible Assets;

(iii)   all of the Trademark Assets;

(iv)    all of Seller's rights under the Assigned Contracts (as defined below).

(v)     all of the Tangible Assets;

(vi) all of the Employee Assets (other than such Employee Assets that are both (i) associated with Employees not offered employment by Purchaser, and
(ii) agreed in writing by Purchaser, in response to the prior written request of Seller, to be Excluded Assets ("Excluded Employee Assets"));

(vii)   all of the Inventory Assets;

(viii)  all of the Real Property Assets;

(ix) all copies in a tangible medium, and all other tangible embodiments, of the Storage Products and the Intangible Assets (collectively, the "Technology Deliverables");

(x) all worldwide Intellectual Property Rights and all Industrial Property related to or associated with, any or all of the assets described above in the preceding subparagraphs of this Section 2.01(a) (collectively, the "Intellectual Property Assets");

(xi) true, accurate and complete copies of all Seller's general and financial records, financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections and other files and records pertaining to the Storage Products Business (including but not limited to any such records, information, plans and files relating to any Purchased Assets), but excluding any personnel files of any past or present employee of Seller (collectively, the "Business Records");

(xii) all municipal, state, local, federal and other governmental franchises, permits, licenses, agreements, waivers and authorizations from, issued or granted by, any jurisdiction (collectively, "Governmental Permits"), or the portion thereof, held or used by Seller in connection with the Storage
Products Business, or necessary for the use or operation of any of the Purchased Assets (including without limitation the Real Property Assets), to the extent legally transferable by Seller;

(xiii) all claims, security or similar deposits, rights to refunds, choses in action, causes of action, rights of recovery or rights to damages, rights of set-off and other rights of recoupment (including without limitation any of the foregoing related to the payment of Taxes, but excluding any of the foregoing related to any Excluded Asset) that are associated with or related to the Storage Products Business or any of the assets listed or described in this Section 2.01(a) (collectively, the "Claim Assets"); and

(xiv) all goodwill associated with any of the assets described in the foregoing subparagraphs of this Section 2.01(a) (the "Goodwill").

                The term "Assigned Contracts", used in clause (iv) above and elsewhere in this Agreement, means that subset of the Seller Contracts that Purchaser elects in its sole discretion to have assigned by Seller to Purchaser and/or SMIBV or their respective designees at the Closing. A preliminary list of those Seller Contracts that Purchaser anticipates will be Assigned Contracts will be attached by Purchaser as Exhibit A as promptly as possible after the Effective Date. Prior to the Closing, Purchaser may in its sole discretion amend Exhibit A to add Seller Contracts thereto or delete Seller Contracts therefrom, and only those Seller Contracts specifically listed in Exhibit A, as amended pursuant to this paragraph at any time prior to the Closing, will be the Assigned Contracts.

(b) Excluded Assets. The Purchased Assets shall exclude all assets and properties owned by Seller that are not included within the description of the Purchased Assets in Section 2.01(a) above (collectively, the "Excluded Assets"). The Excluded Assets shall include, without limitation, the following:

(i) all Seller's cash, bank accounts and securities (including treasury stock of Encore and all capital stock (or rights to acquire capital stock) of Seller or any Seller Subsidiary or other affiliate of Seller);

(ii) all Seller's accounts receivable, unbilled receivables, accounts payable, notes and other amounts receivable or payable from or to third parties;

(iii) all insurance policies of Seller and all rights of Seller of every nature and description under or arising out of such insurance policies;

(iv) claims for refunds of Taxes actually paid by Seller prior to the Closing Date;

(v)     Seller's minute books, stock ledgers and Tax records;

(vi) all assets of, or held by or with respect to, any employee benefit plan (whether or not governed by ERISA) or any trust, fund or account that is related to any such employee benefit plan or that is similar in purpose or function thereto;

(vii) all rights of Seller under this Agreement and under any of the Ancillary Agreements;

(viii) the Excluded Contracts and all of Seller's rights and obligations arising thereunder;

(ix) all items listed in Exhibit P (which Purchaser may its sole discretion amend at any time or from time to time prior to the Closing), as amended pursuant to this subparagraph prior to the Closing;

(x)     all Excluded Employee Assets; and

(xi)    all French Assets (as defined in Section 2.10(b)).

   SECTION 2.02. Assumption and Exclusion of Liabilities.

(a) Assumed Liabilities. Subject to the terms and conditions of this Agreement, Purchaser shall, effective upon the consummation of the Closing on the Closing Date, assume, pay, perform and discharge when due those (and only those) Liabilities of Seller that are expressly listed in the following subparagraphs of this Section 2.02(a) (collectively, the "Assumed Liabilities") and no other Liabilities of Seller whatsoever:

(i) all Liabilities of Seller under those Assigned Contracts that are duly and effectively assigned to Purchaser at the Closing without breach by Seller of any such Assigned Contracts, but only to the extent that such Liabilities
(A) arise, are incurred or require performance of an action subsequent to the Closing Date (but in no event shall Assumed Liabilities include any Liability for payment of money, or taking of actions, post-Closing with respect to obligations arising pre-Closing) and (B) do not arise or result from any breach, default or violation by Seller, any Seller Subsidiary or any other affiliate of Seller of any provision of any Assigned Contract or from any other act or omission of Seller, any Seller Subsidiary or any other affiliate of Seller that occurred prior to, on or after the Closing Date; and

(ii) all liabilities of Seller that are expressly assumed by Purchaser under the Real Property Purchase Agreements, if any.

The parties acknowledge and agree that SMIBV is not assuming, and has not agreed to assume, pay, perform or discharge, any of Seller's Liabilities whatsoever and that SMIBV will not be liable or otherwise responsible for, any of the Assumed Liabilities or any of the Excluded Liabilities.

(b) Excluded Liabilities Not Assumed. As a material inducement and consideration to Purchaser to enter into this Agreement and perform its obligations hereunder, the parties agree that, except for the Assumed Liabilities of Seller expressly described above in Section 2.02(a), Purchaser shall not assume, pay, perform or discharge or otherwise have any obligation, responsibility or liability whatsoever for, any and all Liabilities of Seller, any Seller Subsidiary or any other affiliate of Seller (whether now existing or hereafter arising), and Seller, all Seller Subsidiaries and all Seller's other affiliates shall retain, and shall be solely responsible and liable for paying, performing and discharging when due, all Liabilities of Seller, any Seller Subsidiary and of any other affiliate of Seller other than the Assumed Liabilities (collectively, the "Excluded Liabilities"). By way of example and not by way of limitation, the Excluded Liabilities not being assumed by Purchaser include, without limitation:

(i) any and all Liabilities incurred in connection with the Storage Products Business or any other business or activities of Seller or that arose or arise from any act or omission of Seller, any Seller Subsidiary or any other affiliate of Seller that occurs prior to, on or after the Closing Date (except for the Assumed Liabilities expressly assumed by Purchaser pursuant to Section 2.02(a));

(ii) any and all Liabilities, whether now existing or hereafter arising, with respect to the sale, lease, license or other provision of any products, software or services of, by or for Seller, any Seller Subsidiary or any other affiliate of Seller (except for the Assumed Liabilities expressly assumed by Purchaser under Section 2.02(a));

(iii) any and all Liabilities for any Taxes (including without limitation any and all Transaction Taxes as defined in Section 7.01) that are now or hereafter due and payable by Seller, any Seller Subsidiary or any other affiliate of Seller, whether or not attributable to the Purchased Assets, Employees, the Storage Products Business or any transaction contemplated by this Agreement or any Ancillary Agreement, including without limitation any Liability for the unpaid Taxes of any other Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor by contract or otherwise;

(iv) any and all Liabilities arising from any failure by Seller, any Seller Subsidiaries or any other affiliate of Seller to file a tax return or to withhold Taxes (including without limitation any Liabilities arising from a failure to properly withhold taxes from Employees or a failure to file required tax returns or reports with respect to Employees and/or consultants);

(v) all Liabilities with respect to any Environmental Damage or the violation of any Environmental Law relating to Seller, any Seller Subsidiary or any other affiliate of Seller or any of their respective businesses (including but not limited to the Storage Products Business) or any of their respective assets (including but not limited to the Purchased Assets) to the extent such Environmental Damage or violation of such Environmental Law is based upon (i) facts, events or circumstances that occurred or began on or prior to the Closing Date or (ii) any acts or omissions of Seller, any Seller Subsidiary or any other affiliate of Seller or any invitee, customer, guest, employee, contractor, consultant or agent of Seller, any Seller Subsidiary or any other affiliate of Seller, regardless of when such acts or omissions began or occurred;

(vi) any and all Liabilities to Employees, including without limitation any Liabilities related to any acts or omissions of Seller, any Seller Subsidiary or any other affiliate of Seller, or arising from any facts, events or circumstances occurring prior to, on or after the Closing Date, including without limitation any liability to any Employee for the payment of any and all accrued and unused vacation time, sick pay or severance pay;

(vii) any Liability of Seller to indemnify any person by reason of the fact that such person was a director, officer, employee or agent of Seller, any Seller Subsidiary or any other affiliate of Seller or was serving at the request of Seller, any Seller Subsidiary or any other affiliate of Seller as a partner, trustee, director, officer, employee or agent of another entity;

(viii) any and all Liabilities arising from the termination by Seller, any Seller Subsidiary or any other affiliate of Seller of, or relating to, the employment or services of any current or future employees, consultants or contractors of Seller, any Seller Subsidiary or any other affiliates of Seller, any other claims brought against Seller arising from Seller's employment of any person or arising from any duties or obligations under any existing or future employee benefit plans of Seller, any Seller Subsidiary or any other affiliate of Seller (including without limitation any claim for stock, stock options, or for participation in benefits under any medical, health, dental, disability or life insurance plan, pension or savings plan or other employee benefit plan of any kind);

(ix) any and all Liabilities arising from (A) any failure by Purchaser to hire any employee or consultant of Seller, any Seller Subsidiary or any other affiliate of Seller; (B) any relocation, change of title or assignment or demotion of any employee of Seller, any Seller Subsidiary or any other affiliate of Seller, whether or not such employee is hired by Purchaser, or any claim of constructive termination, wrongful demotion or similar claim by any such employee or consultant;

(x) any and all present or future Liabilities of Seller, any Seller Subsidiary or any other affiliate of Seller to any existing or future employees of Seller, any Seller Subsidiary or any other affiliate of Seller under ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, meaning Section 4980B of the Internal Revenue Code and the regulations thereunder ("COBRA"), the Federal Worker Adjustment and Retraining Act (the "WARN Act"), the Equal Pay Act or any severance pay or similar obligations of Seller, any Seller Subsidiary or any other affiliate of Seller;

(xi) any and all Liabilities arising from any breach, default or violation by Seller, any Seller Subsidiary or any other affiliate of Seller of any contract, agreement or commitment (whether or not written), including but not limited to any breach, default or violation of this Agreement, any Ancillary Agreement or any Assigned Contract;

(xii) any and all Liabilities arising from or based on any tortious, fraudulent, unlawful or criminal conduct of Seller, any Seller Subsidiary, any other affiliate of Seller or any of their respective officers, directors, shareholders, employees, contractors or agents, including without limitation Liabilities based upon theories of strict liability, product liability, breach of warranty, negligence, misrepresentation or fraud;

(xiii) any and all Liabilities relating to or arising from or out of any or all of the Excluded Assets (including without limitation any Liability under any contract or agreement as to which Purchaser has not assumed any Assumed Liabilities thereunder);

(xiv) any and all Liabilities under any product or service warranty, guarantee, performance, specification, misrepresentation or other claims relating to any products or services (including without limitation Storage Products) previously sold, licensed or provided by Seller, any of Seller's Subsidiaries or any other affiliate of Seller prior to the Closing;

(xv) any and all Liabilities relating to any and all Intracompany Agreements (as defined in the Inducement Agreements) or other intercompany agreements (meaning agreements between Seller and any Seller Subsidiary and/or other affiliate of Seller) (including but not limited to any cost or overhead sharing or allocation agreement) or any and all intercompany payables incurred by Seller, any Seller Subsidiary or any other affiliate of Seller relating to the Storage Products Business accrued or arising prior to, on or after the Closing Date; and

(xvi) all obligations and Liabilities of Seller, any Seller Subsidiary or any Seller affiliate arising under or related to any of the Excluded Contracts, including without limitation obligations or Liabilities arising as a result of the performance, non-performance or breach thereof.

   SECTION 2.03. Purchase Price; Allocation of Allocable Purchase Price.

        (a) Purchase Price. Subject to Purchaser's and SMIBV's rights of offset under Section 9.05, the aggregate purchase price for the Purchased Assets shall be: (i) the sum of One Hundred Eighty-Five Million Dollars ($185,000,000) (the "Cash Payment") plus (ii) Purchaser's assumption of the Assumed Liabilities (the Cash Payment, plus Purchaser's assumption of the Assumed Liabilities, less the amount specified in Section 2.10(b), being hereinafter together referred to as the "Purchase Price").

        (b) Creditor List. Schedule 2.03(b) to Seller's Disclosure Letter shall list (and be updated by Seller up to the Closing Date to list) all of Seller's liabilities, debts, monetary obligations, accounts or trade payables (including without limitation all contingent, unliquidated and disputed liabilities) as of the Closing Date (collectively the "Closing Debts"), specifying the creditor party (each a "Closing Creditor"), the amount owed to each such Closing Creditor at the Closing Date (and if such Closing Creditor will be entitled to ongoing future payments, such as royalties or rent under a lease, then Schedule 2.03(b) shall set forth, and the Closing Debts will include, an amount equal to the estimated aggregate amount of the total projected payments due from Seller to such Closing Creditor) and all other pertinent information (e.g., creditor address) with respect to each Closing Debt. The Closing Debts shall include without limitation any Tax owed to federal, state or local taxing authorities, any debts owed to Gould, EFI International, Inc., a Delaware corporation ("EFI"), JEC, employees of Seller and Seller's trade creditors and any other liabilities disclosed on the Latest Balance Sheet (as defined in Section 3.07) which have not been satisfied as of the Closing Date.

        (c) Payment Procedure. The Cash Payment shall be paid by Purchaser and SMIBV to Seller as follows, subject to Purchaser's and SMIBV's rights of offset under Section 9.05:

                (i) The sum of One Hundred Fifty Million Dollars ($150,000,000) shall be transferred at the Closing (such payment being hereinafter referred to as the "Closing Payment") to an escrow agent, being a national bank or other national financial institution mutually agreeable to Purchaser and Seller, which has been provided with a copy of Schedule 2.03(b) to Seller's Disclosure Letter by Seller. Seller shall direct the escrow agent to pay all of the Closing Debts in full, with monies being released from escrow directly to each Closing Creditor to pay in full the Closing Debt owed to such Closing Creditor, unless Purchaser has consented in advance in writing to the non-payment of any particular Closing Debt (or any portion thereof) by the escrow agent. Seller shall obtain from each Closing Creditor and deliver to Purchaser a receipt executed by such Closing Creditor stating that each Closing Debt (except for any Closing Debt (or any portion thereof) that Purchaser has consented to the non-payment of as provided above) owed to it as of the Closing Date has been satisfied in full (collectively the "Closing Receipts"). Upon the receipt by the escrow agent of Closing Receipts from each Closing Creditor (except with respect to any Closing Debt (or any portion thereof) that Purchaser has consented to the non-payment of as provided above), the escrow agent shall remit the remaining balance of the Closing Payment (if any) to Seller in cash by wire transfer of immediately available funds to a United States-based account of Seller designated by Seller upon at least five (5) Business Days' prior written notice ("Seller's Account") (Seller and Purchaser will execute any standard form indemnity and escrow provisions and agreements required by such escrow agent with escrow fees to be paid equally by Seller and Purchaser); and

                (ii) The sum of Thirty-Five Million Dollars ($35,000,000) shall be paid to Seller on July 1, 1998 (such payment being hereinafter referred to as the "Second Payment"). The Second Payment shall be paid by Purchaser and SMIBV in cash by wire transfer of immediately available funds to Seller's Account.

        (d) Allocation of Allocable Purchase Price. Purchaser and Seller shall use their reasonable efforts to agree prior to the Closing Date, to allocate, among the Purchased Assets, in accordance with the allocation requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), the aggregate dollar amount of the sum of the Closing Payment, the Second Payment, all amounts paid to Seller under Sections 2.03(g) and (h) (collectively, the "Finished Product Payment") and that remaining portion of the Purchase Price that is treated as Purchaser's and SMIBV's cost of the Purchased Assets for federal income tax purposes (collectively, the "Allocable Purchase Price"). The allocation of the Allocable Purchase Price agreed on by the parties pursuant to this Section shall be reduced to a writing executed by Seller and Purchaser that shall be delivered by Seller and Purchaser to each other at the Closing (the "Purchase Price Allocation Agreement"). Any subsequent adjustments to the Allocable Purchase Price shall be reflected in the Purchase Price Allocation Agreement in a manner consistent with Treasury Regulation Section 1.1060-lT(f). For all purposes Purchaser and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the Purchase Price Allocation Agreement, and will not take any position inconsistent therewith in any financial statement, Tax return, in any refund claim, in any litigation or otherwise, unless required to do so by a governmental authority. Seller and Purchaser shall each be responsible for the preparation of their own Internal Revenue Code Section 1060 statements and forms in accordance with applicable Tax laws, and each shall execute and deliver to each other such statements and forms as are reasonably requested.

        (e) Fair and Equivalent Consideration. The parties agree that the Purchase Price constitutes full and fair equivalent consideration for the Purchased Assets and the covenants, agreements and performances of Seller under this Agreement and the Ancillary Agreements.

        (f) Exclusive Remedy. Notwithstanding anything in this Agreement to the contrary, if (i) Purchaser or SMIBV fails to pay the Second Payment to Seller when due under this Section 2.03 ("Case 1") or (ii) Purchaser fails to pay, perform or discharge any Assumed Liabilities when the same become due ("Case 2"), then Seller's sole and exclusive remedy for such failure will be the recovery of in Case 1, money damages equal to the amount of the unpaid Second Payment not rightfully setoff or withheld by Purchaser and in Case 2 such unperformed Assumed Liabilities, plus in each Case 1 and Case 2 interest accrued on such unpaid amount (not rightfully setoff or withheld) from and after the date that the Second Payment was due and payable to Seller under this Section 2.03 (in Case 1) or the Assumed Liability was not paid, performed or discharged (in Case 2), at the lower of (i) the prime rate charged from time to time by the Bank of America, N.T.&S.A. or (ii) the highest rate of interest permitted under applicable law. Seller will not, under any circumstances, have the right to rescind or otherwise terminate or alter this Agreement, the sale or transfer of any Purchased Assets, to reacquire any Purchased Assets or to terminate this Agreement or any Ancillary Agreement or any rights of Purchaser or SMIBV hereunder or thereunder due to any failure of Purchaser or SMIBV to timely pay the Second Payment or due to any failure of Purchaser to timely pay, perform or discharge any Assumed Liability.

        (g) Additional Payment for Finished Products. As additional consideration for the Finished Products (other than the Included Products), Purchaser shall pay to Seller at Closing, in addition to the Cash Payment and amounts due under Section 2.03(h) below with respect to Customer Units, Three Million Dollars ($3,000,000), less Two Hundred Thousand Dollars ($200,000) for each Storage Product sold by or for Seller prior to the Closing Date, and less any Loss or Liability of the type described in Section 9.02(k) incurred, or estimated in good faith by Purchaser to be incurred, at any time prior to or after Closing.

        (h) Commission on Sale of Customer Units. Purchaser shall pay to Seller, in addition to the Cash Payment and amounts due under Section 2.03(g) above with respect to all Finished Products (other than the Included Products), a commission upon any sale by or for Purchaser of any Customer Unit during the 180 day period starting with the day after the Closing Date ("Collection Period"). The commission shall equal one-half (50%) of any revenues actually collected by or for Purchaser with respect to Customer Units sold by or for Purchaser during the Collection Period. The commission as to any particular collected revenue amount shall be paid 30 days after the end of the calendar quarter in which such revenues were collected and shall be accompanied by a quarterly report as to each such sale during such calendar quarter.

   SECTION 2.04. Real Property. The purchase and sale of the Real Property Assets from Seller to Purchaser shall, in addition to the terms and conditions of this Agreement, be governed by and carried out pursuant to the terms and conditions of the Real Property Purchase Agreements, each of which shall be executed and delivered by Seller and Purchaser concurrently with the execution of this Agreement and which shall provide for the closing of the sale and purchase of the Real Property Assets from Seller to Purchaser concurrent with the Closing of the sale and purchase of the other Purchased Assets in accordance with this Agreement.

   SECTION 2.05. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereby shall take place at a closing at the offices of Fenwick & West LLP, Two Palo Alto Square, Suite 800, Palo Alto, California (the "Closing") at 10:00 a.m., local time, on the second Business Day after the satisfaction or waiver of the conditions to Closing set forth in
Article VIII or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree in writing (the day on which the Closing takes place being the "Closing Date ").

   SECTION 2.06. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

        (a) executed counterparts of all of the Ancillary Agreements to be executed and entered into by Seller;

        (b) the Purchase Price Allocation Agreement and all other agreements, tangibles, documents and certificates to be delivered by Seller at the Closing under Section 8.02 of this Agreement;

        (c) a receipt for the Closing Payment; and

        (d) all other items required to be delivered pursuant to Section 8.02 or any other provision hereof.

   SECTION 2.07. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

        (a) the Closing Payment of $150,000,000 in cash in accordance with
Section 2.03 against receipt thereof from Seller;

        (b) executed counterparts of all of the Ancillary Agreements to be executed and entered into by Purchaser; and

        (c) the Purchase Price Allocation Agreement and all other agreements, tangibles, documents and certificates to be delivered by Purchaser at the Closing under Section 8.01 of this Agreement; and

        (d) the amount, if any, due under Section 2.03(g) hereof.

   SECTION 2.08. Unassignable Assets. Notwithstanding any other provision of this Agreement or any of the Ancillary Agreements, but subject to Section 8.02(o) hereof, to the extent that any of the Assigned Contracts or Governmental Permits constituting part of the Purchased Assets are not assignable or otherwise transferable to Purchaser and SMIBV without the consent, approval or waiver of another party thereto or any third party (including any governmental agency), or if such assignment or transfer would constitute a breach thereof or a violation of any applicable law, then neither this Agreement nor such Ancillary Agreements shall constitute an assignment or transfer (or an attempted assignment or transfer) thereof until such consent, approval or waiver of such party or parties has been duly obtained. With respect to each Assigned Contract or Governmental Permit whose assignment or transfer to Purchaser or SMIBV requires the consent, approval or waiver of another party thereto or any third party, Seller shall use its best efforts to obtain such consent, approval or waiver of such other party or parties or such third party to such assignment or transfer as promptly as practicable, but in any event prior to the Closing Date. Purchaser and SMIBV agree to cooperate with Seller and supply relevant information to such party or parties or such third party in order to assist Seller in its obligations under this Section. Notwithstanding the foregoing, nothing contained herein shall obligate Purchaser to expend or pay any amount to third parties to obtain any consents, approvals or waivers.

   SECTION 2.09. SMIBV. The Purchased Assets purchased hereunder shall be sold and assigned to Purchaser and SMIBV and allocated between Purchaser and SMIBV as determined by Purchaser and SMIBV in their sole discretion and as reflected in an agreement or memorandum executed by them, except that (as between Purchaser and SMIBV) SMIBV shall have no rights to exploit such Purchased Assets within the United States of America.

   SECTION 2.10. Non-U.S. Assets.

        (a) Non-U.S. Operations of Seller. From the Effective Date until the Closing Date, Seller will, and will cause all Seller Subsidiaries and all affiliates of Seller to, cooperate and assist Purchaser with (i) the evaluation and identification of Purchased Assets or assets which could properly be Purchased Assets, Seller Contracts and Employees of Seller or Seller Subsidiaries located in or related to countries other than the United States and
(ii) if Purchaser in its sole discretion so elects in writing, the transfer to, assignment to, or employment by (as the case may be) Purchaser (in Purchaser's sole discretion) of any or all of such assets, Seller Contracts or Employees; and upon such transfer or assignment, such assets will be considered "Purchased Assets" and such Seller Contracts will be considered "Assigned Contracts". Purchaser will not be required to make any additional payment to Seller or any of the Seller Subsidiaries or any affiliate of Seller (other than the Purchase Price) with respect to any such assets or Seller Contracts.

        (b) French Operations; No Announcement; Price Adjustment. Notwithstanding any other provision of this Agreement, all assets of Seller or any Seller Subsidiary located in France and all Seller Contracts pertaining to France ("French Assets") shall be Excluded Assets and shall not be included in the Purchased Assets, and any press release or other public statements by Seller concerning the transactions contemplated hereby shall so state; provided, however, that if Seller and Purchaser, SMIBV or an Applicable Purchaser Subsidiary enter into a separate written agreement with respect to the purchase and/or assignment of French Assets on a French Franc denominated basis, the Purchase Price shall be reduced by the U.S. dollar equivalent of the such French Franc sum.

        (c) Cooperation on Assignment of Offshore Tangible Assets. As used herein, the term "Offshore Tangible Assets" means the Tangible Assets, Inventory Assets and/or Employee Assets included in the Purchased Assets that, as of immediately prior to the Closing, are physically located in a jurisdiction other than the United States of America (a "Non-U.S. Jurisdiction"). Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that, at the Closing, the Offshore Tangible Assets that, as of immediately prior to the Closing, are located in any Non-U.S. Jurisdiction shall not be sold to Purchaser, but instead shall be sold, assigned, transferred, conveyed and delivered by Seller directly to the Applicable Purchaser Subsidiary (as defined below) for such Non-U.S. Jurisdiction. An "Applicable Purchaser Subsidiary" with respect to a particular Non-U.S. Jurisdiction means a corporate subsidiary of Purchaser that, as of immediately prior to the Closing, has been formed and exists under, or whose principal offices are located in, such Non-U.S. Jurisdiction (or, if no such subsidiary of Purchaser exists, or if Purchaser otherwise determines, such other corporate subsidiary of Purchaser as Purchaser may designate to Seller). Notwithstanding the foregoing provisions of this
Section 2.10(c) and except as otherwise provided in Section 2.10(b), no subsidiary of Purchaser shall pay to Seller any portion of the Purchase Price, which shall be paid only by the Purchaser and SMIBV (subject to any re-allocation of the Purchase Price among Purchaser and SMIBV and their respective subsidiaries and affiliates as Purchaser and SMIBV may deem advisable), subject to the terms and conditions of this Agreement. At the Closing, separate bills of sale and assignment agreements (which shall be substantially identical to the Bill of Sale in form and substance) shall be prepared, executed and delivered by Seller and each of the Applicable Purchaser Subsidiaries to document the sale, assignment and transfer of title of the appropriate Offshore Tangible Assets to each Applicable Purchaser Subsidiary as contemplated by this Section 2.10(c) (such bills of sale are hereinafter referred to as the "Offshore Tangible Asset Bills of Sale"). Between the date of this Agreement and the Closing Date, the parties will cooperate to complete their investigation as to the physical location of all Offshore Tangible Assets so as to effectuate the purposes and intent of this Section 2.10(c). In addition to the above, Purchaser may elect to have any Seller Contracts relating to any Non-U.S. Jurisdiction assigned directly by Seller to the Applicable Purchaser Subsidiary for such Non-U.S. Jurisdiction or to any other subsidiary of Purchaser, in which case Seller shall obtain all consents required to permit such assignment to such Applicable Purchaser Subsidiary or such other subsidiary of Purchaser.

   SECTION 2.11. Further Assurances. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article IX). Seller will sign and deliver any and all instruments and documents necessary or appropriate to fully effect and perfect the transfer to Purchaser and SMIBV (or if Purchaser so elects, any Applicable Purchaser Subsidiary) of any and all of the Purchased Assets.

                            ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser and SMIBV that, except as expressly set forth in the Seller's Disclosure Letter, all of the following statements, representations and warranties are true and correct:

   SECTION 3.01. Organization and Good Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted by Seller through the Closing, and is qualified to transact business as a non-U.S. corporation in each jurisdiction in which its failure to be so qualified could reasonably be expected to have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" when used with reference to Seller, means any event, change or effect that is (or could reasonably be expected to be) materially adverse to Seller's financial condition, properties, assets, liabilities, business, operations, results of operations or prospects. The copies of the certificate of incorporation (certified by the Secretary of State of the jurisdiction of Seller's incorporation) and the bylaws of Seller, each as amended to date, which have been delivered to Purchaser, are complete and correct, and Seller is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

   SECTION 3.02. Authorization and Validity. Seller has all necessary right, corporate power, legal capacity and authority to enter into, execute and deliver this Agreement and, subject to obtaining the Seller's Stockholder Approval (as defined below), to consummate the sale to Purchaser and SMIBV of the Purchased Assets contemplated hereby and the other transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement has been, and at the Closing the Ancillary Agreements will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser and SMIBV) this Agreement constitutes, and, upon Seller's execution of each of the Ancillary Agreements, each of the Ancillary Agreements will constitute, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of Seller's Board of Directors.

   SECTION 3.03. Subsidiaries or Affiliates. Seller has no subsidiaries except as set forth in Section 3.03 of Seller's Disclosure Letter (each of which subsidiaries is 100% owned by Seller) and Seller has no interest in any other corporation, partnership, limited partnership, limited liability company, association or joint venture. None of the Purchased Assets are owned, licensed to, leased to or otherwise held or used by any Seller Subsidiary (other than Seller) or by any other affiliate of Seller (other than Seller).

   SECTION 3.04. Capitalization; Required Stockholder Approval; Stockholders Meeting.

(a) Capitalization. Encore's authorized and issued and outstanding capital stock consists of (i) 200,000,000 shares of Common Stock, $0.01 par value per share, of which 37,559,976 shares are issued and outstanding; and (ii) 10,000,000 shares of Preferred Stock, $0.01 par value per share, of which (A) 73,641 shares are designated Series A Convertible Participating Preferred Stock, 73,641 shares of which are issued and outstanding; (B) 1,000,000 shares are designated Series B Convertible Preferred Stock, 785,035 shares of which are issued and outstanding; (C) 1,500,000 shares are designated Series D Convertible Preferred Stock, 1,201,247 shares of which are issued and outstanding; (D) 1,500,000 shares are designated Series E Convertible Stock, 1,227,866 shares of which are issued and outstanding; (E) 1,000,000 shares are designated Series F Convertible Preferred Stock, 574,547 shares of which are issued and outstanding; (F) 1,000,000 shares are designated Series G Convertible Preferred Stock, 616,516 shares of which are issued and outstanding; (G) 700,000 shares are designated Series H Convertible Preferred Stock, 377,047 shares of which are issued and outstanding; (H) 800,000 shares are designated Series I Convertible Preferred Stock, 409,045 shares of which are issued and outstanding; and (I) 246,154 shares are designated Series J Convertible Participating Preferred Stock, none of which are issued and outstanding.

(b) Required Vote. The consummation of the sale and transfer of the Purchased Assets to Purchaser and SMIBV pursuant to this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements have been approved by the respective Boards of Directors of Seller and by Encore as sole shareholder of each of Encore Computer U.S., Inc. and Encore International, Inc. and must, in compliance with applicable law and Encore's certificate of incorporation and bylaws, both as amended, be approved by: (i) a majority of the outstanding stock of Encore entitled to vote thereon and
(ii) the holders of 75% of the stock of Encore (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of 75% of the stock of that class) present in person or represented by proxy and voting thereon at a meeting of the stockholders of Encore (such affirmative vote and approval of the foregoing matters by the stockholders of Encore is hereinafter referred to as the "Seller's Stockholder Approval"). Seller's stockholders are not and will not be entitled to any dissenting stockholders' appraisal rights or similar rights under any applicable law or under any certificate of incorporation, bylaws or other charter document (in each case as amended to date) of Seller with respect to the transactions contemplated by this Agreement.

   SECTION 3.05. No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller do not and will not (a) breach, violate or conflict with the certificate of incorporation or bylaws of Seller, both as amended to date, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Seller or to any of the Purchased Assets, (c) result in any breach or violation of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Governmental Permit or any of the Seller Contracts, or (d) result in the creation of any Encumbrance on any of the Purchased Assets.

   SECTION 3.06.  Consents.

(a) Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by Seller and the execution and delivery of the Inducement Agreements by Gould, EFI and JEC do not, and the performance of this Agreement and the Ancillary Agreements by Seller and the performance of the Inducement Agreements by Gould, EFI and JEC will not, require any consent, approval, authorization or other action by, or filing with or notification to, any court or governmental or regulatory authority, except for (a) filings and approvals required under the HSR Act, and (b) the filing by Seller with the U.S. Securities and Exchange Commission, and the distribution to the Company's stockholders of, a proxy statement seeking the Seller's Stockholder Approval and complying with the requirements of the Securities Exchange Act of 1934, as amended, and other applicable laws.

(b) Consents to Assign. Schedule 3.06(b) to Seller's Disclosure Letter sets forth a true and complete list of each and every Assigned Contract or Governmental Permit with respect to which the consent or approval of any third party or governmental authority is required in order for Seller or any of Seller's Subsidiaries or other affiliates to assign or transfer to Purchaser or SMIBV any rights or obligations under such Assigned Contract or Governmental Permit.

   SECTION 3.07. Financial Statements. Encore's consolidated audited Balance Sheets at December 31, 1995 and 1996 and the related consolidated audited statement of income, shareholders' equity and cash flows for the fiscal years ended December 31, 1995 and 1996, the unaudited consolidated balance sheet of the Encore as of March 31, 1997 (the latter balance sheet being hereinafter referred to as the "Latest Balance Sheet"), and the related consolidated unaudited statements of income, shareholders' equity and cash flows for the three-month period ended March 31, 1997, including the related schedules and notes (collectively, "Seller's Financial Statements"), have been prepared in accordance with GAAP on a basis consistent with those of prior years, are in accordance with the books and records of Seller and the Seller Subsidiaries (which books and records are complete and correct) and fairly present the consolidated financial position and results of operations of Seller as of said dates and for each of the periods indicated. Copies of the financial statements described in this Section 3.07 have been delivered to Purchaser. Encore's December 31, 1995 and 1996 Balance Sheets and the Latest Balance Sheet make full and adequate provision for all consolidated Liabilities of Seller as of their respective dates as required by GAAP and on a basis consistent with those of prior years. Seller has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on the Latest Balance Sheet, and (ii) those that may have been incurred after March 31, 1997, the date of the Latest Balance Sheet (the "Seller Balance Sheet Date") in the ordinary course of Seller's business consistent with past practice, and that are not material in amount, either individually or collectively. All reserves established by Seller and reflected in the Latest Balance Sheet are reasonably adequate. At the Seller Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 ("Statement No. 5") issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Latest Balance Sheet as required by Statement No. 5.

   SECTION 3.08. Absence of Undisclosed Liabilities. All Liabilities of Seller have been paid when due or have been accrued properly. Seller has no Liability (and there is no basis for the assertion of any Liability), arising out of any transactions entered into at or prior to the Effective Date, or any action or inaction at or prior to the Effective Date or any state of facts existing at or prior to the Effective Date, except for (i) Liabilities reflected on the Latest Balance Sheet or (ii) current Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business, consistent with Seller's past practices and which are not material in amount.

   SECTION 3.09. Absence of Certain Changes or Events. Since December 31, 1996, Seller has not:

(a) incurred or agreed to incur any material Liability, except current Liabilities incurred in the ordinary course of business;

(b) delayed or postponed the payment of accounts payable or other Liabilities with respect to which payment was due;

(c) subjected any Purchased Assets to any Encumbrance or agreed to take any such action;

(d) transferred or leased any of its assets or properties related to the Storage Products Business, or agreed to take any such action, other than transfers or leases in the ordinary course of business consistent with Seller's past practice;

(e) canceled, compromised, waived or released any material right, debt or claim, or agreed to take any such action;

(f) transferred or granted any rights under any leases, licenses or agreements or with respect to any Intangible Assets, Trademark Assets or Intellectual Property Assets or agreed to take any such action;

(g) made or granted any individual wage or salary increase in excess of 10% or any general wage or salary increase, or entered into any employment contract with any shareholder, officer, employee or consultant or any affiliate of Seller, changed or increased the rates of compensation payable through bonus, pension, contract or other commitment to any shareholder, officer, director, employee or consultant or any affiliate thereof for any period before or after the Effective Date of this Agreement or made any other change in employment terms for any of such persons, or agreed to take any such action;

(h) adopted, amended, modified or terminated any bonus, profit-sharing incentive, severance or other plan, contract or commitment for the benefit of any of its officers, directors, employees or consultants (or taken any such action with respect to any other employee benefit plan), or agreed to take any such action except to the extent that such changes are not material or are required by any regulatory agency such as the Department of Labor or the Internal Revenue Service;

(i) entered into, or agreed to enter into, any contracts or agreements involving more than $50,000 individually or $250,000 in the aggregate, other than purchase orders entered into in the ordinary course of business;

(j)     suffered any Material Adverse Effect;

(k) made any loan to, or received any loan from, any person or entered into any transaction with any shareholder, officer or director or any affiliate of Seller (including, without limitation, any agreement or other arrangement providing for employment of, furnishing of services by, rental or license of real or personal property from, or otherwise requiring payment to any shareholder, officer, director or affiliate of Seller), or agreed to take any such action;

(l) permitted any Person, including, without limitation, any shareholder, officer or director or any affiliate of Seller, to withdraw assets from Seller, or agreed to permit any such action;

(m) made any payment or transfer to or for the benefit of any shareholder, officer or director or any affiliate thereof, or agreed to take any such action;

(n) accelerated, terminated, modified or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases or licenses) involving more than $50,000 individually or more than $250,000 in the aggregate, to which Seller is a party or by which it is bound, or agreed to take any such action; or

(o) made a bulk sale of inventory at below normal margins for the inventory sold or declared, set aside or paid any dividend or made any payment or distribution to its shareholders (whether in cash or in kind), or agreed to take any such action.

   SECTION 3.10.  Tax Matters.

(a) Tax Returns. Seller and each Seller Subsidiary has prepared and timely filed all required federal, state, local and non-U.S. returns, estimates, information statements and reports ("Returns") relating to any and all Taxes attributable to Seller or any Seller Subsidiary and such Returns were true and correct and completed in accordance with applicable law.

(b) Payments. Seller and each Seller Subsidiary (i) has paid all Taxes that Seller or such Seller Subsidiary is required to pay and has withheld with respect to its Employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld and paid such withheld amounts to the appropriate governmental body within the time prescribed by law, and (ii)
Seller has accrued on Seller's Financial Statements all Taxes attributable to the periods covered by Seller's Financial Statements and has not incurred any liability for Taxes for the period since the Seller Balance Sheet Date other than in the ordinary course of business, consistent with Seller's past practices.

(c) No Delinquencies. Neither Seller nor any Seller Subsidiary has been delinquent in the payment of any Tax nor has there been any Tax deficiency outstanding, proposed or assessed against Seller or any Seller Subsidiary, as the case may be, nor has Seller or any Seller Subsidiary executed any waiver of any statute of limitations on, or extended the period for assessment or collection of, any Tax.

(d) No Audit. No audit or other examination of any Return of Seller or any Seller Subsidiary is presently in progress, nor has Seller or any Seller Subsidiary been notified of any request for such an audit or other examination.

(e) No Unpaid Liabilities. Neither Seller nor any Seller Subsidiary has any liability for any unpaid federal, state, local and non-U.S. Taxes which have not been accrued or reserved against on Seller's Financial Statements, whether asserted or unasserted, contingent or otherwise.

(f) Copies Made Available. Seller has made available to Purchaser copies of all federal and state income tax returns and all state sales and use tax returns for Seller for all periods ending after December 31, 1994.

(g) No Tax Liens. There are (and as of immediately following the Closing there will be) no Encumbrances or charges of any sort on any of the assets of Seller relating to or attributable to Taxes, other than liens for personal property, sales and payroll taxes not yet due and payable.

(h) Tax Exempt Use Property. None of Seller's assets related to the Storage Products Business are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

(i) No Parachute Payments. There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any past or present employee of Seller or any Seller Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(j) No Tax Sharing Agreement. Neither Seller nor any Seller Subsidiary is a party to a third-party tax sharing or allocation agreement with any third party nor does Seller or any Seller Subsidiary owe any amount under any such agreement, other than this Agreement.

   SECTION 3.11. Title to and Condition of Purchased Assets; Sufficiency of Purchased Assets. Seller owns all the Purchased Assets and has good and marketable title in and to all of the Purchased Assets, free and clear of all Encumbrances whatsoever, except for licensed and leased assets specifically listed as such, and Encumbrances listed, in Section 3.11 of Seller's Disclosure Letter. No Seller Subsidiary other than Seller owns any of the Purchased Assets. All of the tangible personal property included in the Purchased Assets is in good working condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it is presently used. The Purchased Assets constitute all assets, properties, rights and Intellectual Property Rights that are necessary or required to enable Purchaser, following the Closing, to own, conduct, operate and maintain the Storage Products Business as historically conducted or as proposed to be conducted by Seller through the Closing Date without: (i) the need for Purchaser to acquire or license any other asset, property or Intellectual Property Right, (ii) the breach or violation of any contract or commitment; and (iii) infringement of any Intellectual Property Right of any party other than Purchaser. Without limiting the preceding sentence, the Assigned Contracts include, without limitation, all Storage Products Leases, all Real Property Leases and all Storage Products Licenses. Title to all the Purchased Assets is freely transferable from Seller to Purchaser and SMIBV free and clear of all Encumbrances without obtaining the consent or approval of any person. None of the Purchased Assets (whether tangible or intangible) that were used in the Storage Products Business have been removed from use in such business since December 31, 1996. The current location of all tangible Purchased Assets is set forth in Schedule 3.11 to Seller's Disclosure Letter, and Seller will not re-locate any material Purchased Assets from the location(s) shown for such Purchased Assets on Schedule 3.11 to Seller's Disclosure Letter without Purchaser's prior written consent. Seller has paid in full all royalties, fees and any other payments that have ever become due and payable under all license agreements included among the Assigned Contracts or related to any of the Purchased Assets and no further royalties, license fees, maintenance and support fees or any other payments whatsoever are due and payable, nor will any further royalties, license fees, maintenance and support fees or any other payments whatsoever become due and payable in the future, under any license agreements included among the Assigned Contracts or with respect to any Purchased Assets under any circumstances. Except as may be set forth in the Disclosure Letter or any schedule to this Agreement, none of the Purchased Assets is licensed from any third party and no royalties, license fees or similar payments are due or payable (or may become due or payable) to any third party under any license or other agreement. None of the Purchased Assets is licensed to any third party, including any Seller Subsidiary or any other affiliate of Seller. The Certified Tangible Asset Schedule was prepared in the ordinary course, in a manner consistent with Seller's past practice and in accordance with Seller's business records and in accordance with GAAP and all other applicable professional standards and is true, accurate and complete.

   SECTION 3.12. Real Property Assets. Seller's title in the Real Property Assets is free and clear of all Encumbrances created by or through Seller, except: (a) liens for Taxes and assessments not yet due and payable (which are summarized in Section 3.12 of Seller's Disclosure Letter); and (b) immaterial imperfections of title set forth in the title report attached as
Exhibit 3.12A to Seller's Disclosure Letter (for the Fort Lauderdale Facility) and in the title report attached as Exhibit 3.12B to Seller's Disclosure Letter (for the Melbourne Facility) and in the title report attached as
Exhibit 3.12C to Seller's Disclosure Letter (for the Condominiums), respectively, each of which title reports is dated within thirty days of the Effective Date; provided, however, that nothing herein shall release or discharge Seller from any of Seller's obligations under the Real Property Purchase Agreements. The Real Property Assets are in good condition and repair and are supplied with utilities and other services reasonably necessary for the operation of such facilities. Seller does not sublease any of the Real Property Assets. No portion of any of the Real Property Assets is leased by Seller to any person or leased to Seller by any person. Seller's current use of the Real Property Assets is permitted by all applicable laws and regulations (including without limitation zoning laws) and Seller has all permits and licenses necessary to use and occupy (and permit Purchaser to use and occupy) the Real Property Assets.

   SECTION 3.13. Lists of Certain Assets. Schedule 3.13 to Seller's Disclosure Letter contains a true, correct and complete list of:

(a) all of the Tangible Assets (including without limitation equipment, machinery and vehicles), including original cost, depreciation and current book value of each of such Tangible Assets;

(b) all of the following items that relate in any manner to the Storage Products Business, any or all of the Storage Products or any of the Purchased
Assets:
        (i) all contracts or agreements for the purchase or sale of raw materials, supplies, products or other personal property or for the furnishing or receipt of services;

        (ii) all license arrangements or agreements, including distribution, sublicense, marketing, development or resale agreements of any kind;

        (iii) all business licenses, franchises, approvals, Governmental Permits, registrations and similar rights;

        (iv) all other Seller Contracts, except for Seller Contracts that either (A) are Excluded Contracts; or (B) are (w) unrelated to Intellectual Property Rights or to any Encumbrance binding on Seller, any Seller Subsidiary, any Seller affiliate or any of the Purchased Assets, and (x) not a Restrictive Agreement (as defined below), and (y) not material, individually or in the aggregate, and (z) terminable on 30 days or less notice without liability; and

(c) all offices or locations in, or from which, the Storage Products Business is conducted, wherever located.

True and complete copies of the documents referred to in such list have been made available to Purchaser. All Seller Contracts are valid, in full force and effect, and enforceable in accordance with their respective terms, and no party has repudiated or claimed a breach of any provision thereof and no breach or default thereunder will result from this Agreement, any of the Ancillary Agreements, or any of the transactions contemplated hereby or thereby. Neither Seller nor any other party to any Seller Contract is in material breach or default in performance of any of their respective obligations thereunder, and no event exists which, with the giving of notice or lapse of time or both, would constitute a material breach, default or event of default on the part of Seller or, to Seller's knowledge, on the part of any other party, to any Seller Contract that is continuing unremedied. Those Seller Contracts not listed pursuant to this Section 3.13 do not in the aggregate represent a material portion of the liabilities of the Company.

   SECTION 3.14. No Restrictive Agreements. Neither Seller nor any Seller Subsidiary is a party to, and no Purchased Asset is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits (or purports to restrict or prohibit) Seller from freely engaging in its business (including without limitation the Storage Products Business) as now conducted or proposed to be conducted by Seller through the Closing Date or from competing anywhere in the world (including without limitation any contracts, covenants or agreements restricting the geographic area in which Seller may sell, license, market, distribute or support any products or technology or provide services, or restricting the markets, customers or industries that Seller may address in operating its business) (collectively, "Restrictive Agreements") other than this Agreement.

   SECTION 3.15. Full Force and Effect. Each Assigned Contract and Governmental Permit assigned to Purchaser or SMIBV or assumed by Purchaser pursuant to this Agreement or any of the Ancillary Agreements is in full force and effect and is not subject to any breach or default thereunder by Seller or any other party thereto.

   SECTION 3.16. Litigation. There is no claim, action, suit, arbitration, mediation, investigation or other proceeding of any nature pending or, to the best of Seller's knowledge, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that: (i) may adversely affect, contest or challenge Seller's authority, right or ability to sell or convey any of the Purchased Assets to Purchaser or SMIBV hereunder or otherwise perform Seller's obligations under this Agreement or any of the Ancillary Agreements; (ii) challenges or contests Seller's right, title or ownership of any of the Purchased Assets or seeks to impose an Encumbrance on, or a transfer of title or ownership of, any Purchased Asset; (iii) asserts that any Purchased Asset, or any action taken by any employee, consultant or contractor of Seller, any Seller Subsidiary or any other affiliate of Seller with respect to any Purchased Asset, infringes or misappropriates any Intellectual Property Rights of any third party; (iv) seeks to enjoin, prevent or hinder operation of the Storage Products Business, the sale, license, marketing or distribution of any Storage Product or the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements; (v) would impair or have an adverse affect on Purchaser's or SMIBV's right or ability to use or exploit any of the Purchased Assets or impair or have an adverse effect on the value of any Purchased Asset; (vi) involves a wrongful termination, harassment or other employment-related claim by any applicant for employment or any present or former employee, consultant or contractor of Seller, any Seller Subsidiary or any other affiliate of Seller or that would adversely affect or prevent Purchaser from hiring or employing any Employee; (vii) involves or relates to any potentially material claim against Seller by any creditor of Seller or involves any claim of fraudulent conveyance or any similar claim; or (viii) may adversely affect, contest or challenge Gould's or EFI's or JEC's authority to enter into, and perform its respective obligations under, the respective Inducement Agreement to which it is a party. There are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator pending or binding against Seller which affect any of the Purchased Assets or Purchaser's ability to hire any Employee.

   SECTION 3.17.  Compliance with Laws.

(a) General. Seller has complied with and has not received any notices of violation with respect to, any non-U.S., federal, state or local statute, law or regulation (including any Environmental Law), domestic or non-U.S., applicable to the Storage Products Business or any of the Purchased Assets. Without limitation of the foregoing, the Real Property Assets conform to and comply with all applicable legal requirements, laws, rules and regulations, including without limitation, all Environmental Laws, zoning laws or building codes, the Occupational Safety and Health Act ("OSHA") and the Americans With Disabilities Act. Seller has no knowledge of any pending or proposed OSHA regulations or amendments to OSHA regulations (including toxic chemical regulations) that would require any change in any of Seller's facilities, equipment, operations or procedures or affect Seller's business or its costs of conducting its business as now conducted. Seller has never made any bribes, kickback payments or other illegal contributions. Seller holds all necessary Governmental Permits for the conduct of the Storage Products Business and all such Governmental Permits are freely transferable to Purchaser.

(b) Proxy Statement. Seller's Proxy Statement (as defined in Section 5.03) in the form sent to Encore's stockholders, shall fully comply with the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder, and with all other applicable laws, including without limitation all applicable securities laws.

   SECTION 3.18. No Representation to Employees. Seller has made no representations to any employee of Seller, any Seller Subsidiary or any other affiliate of Seller or to any consultant or contractor of Seller, any Seller Subsidiary or any other affiliate of Seller concerning whether Purchaser will offer to hire or will hire such employee, consultant or contractor, the length of time the employee's, consultant's or contractor's work, employment or service may continue with Purchaser (if at all) or, to the extent inconsistent with the terms hereof, the compensation or benefits to be paid to the employees or any consultant or contractor by Purchaser or other terms or conditions of employment with Purchaser. Seller has made no representation to any employee, consultant or contractor of Seller, any Seller Subsidiary or any other affiliate of Seller that Purchaser can or will terminate the employment of its employees only upon certain terms or conditions or only on certain grounds or that such employment is anything other than "at will".

   SECTION 3.19.  Employees.

(a) Employee List. Set forth in Schedule 3.19 to Seller's Disclosure Letter is a complete and accurate list of all the Employees (as defined in Section 6.01).
Schedule 3.19 to Seller's Disclosure Letter also contains a complete and accurate list of all consultants and contractors currently hired, retained or engaged (or that were hired, retained or engaged at any time on or after January 1, 1996) by Seller or by any Seller Subsidiary or any other affiliate of Seller to perform any work or services related to the Storage Products Business (collectively "Consultants" and each individually a "Consultant"). Such Schedule
3.19 also contains a true and accurate list of all locations at which Employees and/or Consultants are working as of the date hereof, together with the date of hire, location of employment, years of employment or service, current annual base salary and (in the case of Consultants) current compensation arrangement for each Employee and Consultant.

(b) Employment and Consulting Agreements. Schedule 3.19 to Seller's Disclosure Letter includes a complete and accurate list of (i) all employment contracts related to any Employee (if any) that are (or will prior to the Closing be) in effect and (ii) all consulting or similar agreements related to any Consultant that are (or will prior to the Closing be) in effect.

(c) No Terminations Planned; No Restrictions. Seller has not received any notice, nor, to Seller's knowledge is there any reason to believe, that any executive or key employee of Seller or any group of employees of Seller has any plans to terminate his, her or their employment with Seller. To Seller's knowledge, no executive or key employee is subject to any agreement, obligation, order or other legal hindrance that impedes or might impede such executive or key employee from devoting his or her full business time to the affairs of Seller prior to the Closing Date and, if such person becomes an employee of Purchaser, to the affairs of Purchaser after the Closing Date.

(d) Compliance. Seller has complied with all laws, rules and regulations relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes. Seller will not be required to give any notice under the WARN Act or any plant closing or similar law as a result of this Agreement, the sale to Purchaser and SMIBV of the Purchased Assets or any of the other transactions contemplated by this Agreement.

(e) Labor Matters. Seller does not have any labor relations problems or disputes, nor has it experienced, nor is there threatened, any strike, grievance, claim of unfair labor practices, other collective bargaining dispute or any other material labor difficulty. Seller is not a party to or bound by any collective bargaining agreement or union contract there is no union or collective bargaining unit at Seller's facilities. No union organization effort is threatened, initiated or is in progress with respect to any employees of Seller and no such union organization effort has been threatened or initiated at any time since June 1, 1996.

(f) No Debt. Seller is not indebted to any officer, director, employee, consultant or shareholder, whether by loan, advance or otherwise, other than for salaries accrued but not yet payable and reimbursable out-of-pocket expenses incurred in the ordinary course of business consistent with Seller's past practice and not yet payable, nor is any officer, director, employee or shareholder so indebted to Seller.

   SECTION 3.20.  Pension and Employee Benefit Matters.

(a) Employee Benefit Plans. Schedule 3.20 to Seller's Disclosure Letter sets forth a true and complete list of each worldwide employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each savings or pension plan or similar arrangement, each plan or arrangement (written or oral) providing for insurance coverage (including any self-insurance arrangements), workers' compensation benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement or pension benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchases, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Seller, any Seller Subsidiary or any other affiliate of Seller and covers any employee or former employee of Seller, any Seller Subsidiary or any other affiliate of Seller in any jurisdiction of the world (collectively, the "Seller Employee Benefit Plans"). Each Seller Employee Benefit Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Seller Employee Benefit Plan, including without limitation ERISA. Seller has delivered to Purchaser or its counsel a complete and correct copy or description of each Seller Employee Benefit Plan.

(b) COBRA Compliance. The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of Seller, any Seller Subsidiaries or any other affiliates of Seller are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code. As of the Closing Date, there will be no material outstanding, uncorrected violations under COBRA, with respect to any of the Seller Employee Benefit Plans, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on Seller, or for which Purchaser or SMIBV may become liable by virtue of their acquisition of the Purchased Assets or the hiring by Purchaser of any Employee.

(c) No Liability. Neither Purchaser nor SMIBV will suffer any Liability or adverse consequence from the administration, termination or continuation of any of the Seller's Employee Benefit Plans or from any failure of any post-Closing distribution of benefits to employees of Seller to be made by Seller in compliance with all applicable legal requirements. Seller will remain liable for all costs of employee compensation, including without limitation: (i) all employee benefits and claims for periods prior to the Closing Date, (ii) Taxes relating to employment and employees attributable to periods through the Closing Date, whether reported by the Closing Date or thereafter and (iii) all group health plan continuation coverage to which any employee, former employee or dependent is entitled because of a qualifying event (as defined in Section 4980B(f)(3) of the Code) occurring through the Closing Date or as a result of termination of employment with Seller, any Seller Subsidiary or any other affiliate of Seller because of the transactions contemplated by this Agreement and any benefit or excise tax liability or other costs arising from any failure by Seller, any Seller Subsidiary or any other affiliate of Seller to provide group health plan continuation coverage. All Seller Employee Benefit Plans (including without limitation any of such plans related to savings, pension or retirement or similar benefits) are fully funded and neither Purchaser nor SMIBV are now, nor will they, as a result of the consummation of any of the transactions contemplated by this Agreement, become, liable under the laws of any country or jurisdiction, to pay into, contribute or otherwise fund any amounts that may be payable into or due to any Seller Employee Benefit Plan.

   SECTION 3.21. Supplier and Customer Relationships. Seller has good commercial working relationships with its customers for the Storage Products Business and since January 1, 1997, no customer or supplier, accounting for two percent (2%) or more of Seller's gross sales revenues or purchases of supplies related to the Storage Products Business, has canceled or otherwise terminated its relationship with Seller, decreased or limited materially its purchases or materials supplied to Seller from the corresponding period in 1996, or, to Seller's knowledge, threatened to take any such action.

   SECTION 3.22.  Product and Inventory Status.

(a) Product Quality, Warranty Claims. All products manufactured, sold, licensed, leased or delivered by Seller and all services provided by Seller, to customers on or prior to the Closing Date (including all Storage Products) conform to applicable contractual commitments, express and implied warranties, product specifications and quality standards, and Seller has no material Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased or delivered by Seller, and no service provided by Seller, to customers on or prior to the Closing Date is subject to any express guaranty, express warranty or other indemnity except as expressly set forth in Section 3.22 of Seller's Disclosure Letter.

(b) Product Liability. Neither Seller nor any Seller Subsidiary has any Liability (and to Seller's knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller or any Seller Subsidiary or any affiliate of Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product (including any Storage Product) manufactured, sold, leased or delivered by Seller or any Seller Subsidiary or any affiliate of Seller prior to the Closing Date. All such personal injury or property damage product liability claims that have been asserted against Seller since December 31, 1996, whether covered by insurance or not and whether litigation has resulted therefrom or not, are listed and summarized in Section 3.22 of Seller's Disclosure Letter.

(c) Inventory. To Seller's knowledge, the Inventory Assets consist of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable, fit for the purpose for which it was procured or manufactured, and in a condition and quantity usable in the ordinary course of business. To Seller's knowledge, none of the Inventory Assets is obsolete, damaged or defective.

   SECTION 3.23.  Intellectual Property Rights.

(a) Ownership. Seller owns or has the right to use pursuant to license, sublicense, agreement, or other valid permission, all Intellectual Property Rights necessary or desirable for the operation of the business of Seller (including without limitation the Storage Products Business) as presently conducted and as presently proposed to be conducted. Each Intellectual Property Right owned, licensed to or used by Seller in the Storage Products Business immediately prior to the Closing Date hereunder will be owned, licensed to or available for use by Purchaser and SMIBV on identical terms and conditions immediately subsequent to the Closing Date. Seller has taken all reasonable steps to maintain and protect all Intellectual Property Rights that it owns, has licensed or uses.

(b) No Infringement. The Purchased Assets include all assets, properties and Intellectual Property Rights necessary to enable Purchaser and SMIBV to conduct the Storage Products Business in the manner in which such business was conducted by Seller on the Effective Date and as such business is currently being conducted (assuming such business was or is being actively conducted) and as such business is proposed to be conducted through the Closing Date, in each case without the need for any license from any person. The Purchased Assets, including but not limited to the Storage Products, the Intangible Assets, the Inventory Assets, the Intellectual Property Assets, the Trademark Assets and the Technology Deliverables do not infringe upon, misappropriate or otherwise conflict with, any Intellectual Property Rights of any third party and no third party has asserted or threatened to assert against Seller any claim of infringement or misappropriation of any Intellectual Property Rights. The transfer of the Purchased Assets to Purchaser and SMIBV will not infringe upon any Intellectual Property Right of any third party. To the best knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of Seller.

(c) Recorded Intellectual Property Rights and Licenses. Schedule 3.23(c) to Seller's Disclosure Letter identifies: (i) each patent, copyright, mask work, trademark or service mark (or registration thereof) which has been granted or registered and issued to Seller in any jurisdiction, (ii) each pending patent application or application for registration of a copyright, mask work, trademark, service mark or similar right which Seller has made in any jurisdiction, (iii) all unregistered copyrights and (iv) each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property Rights or any of the Purchased Assets. Seller has delivered to Purchaser correct and complete copies of all such patents, patent applications, copyrights and mask work registrations and all applications, licenses, agreements and permissions (as amended to date) and has made available to Purchaser correct and complete copies of all other written documentation evidencing ownership of each such item. Schedule 7 to Seller's Disclosure Letter identifies each trademark, service mark, trade name and logo used in connection with the Storage Products Business.

(d) Ownership. With respect to each Intellectual Property Right, license, agreement or other permission required to be identified in Schedule 3.23(c) to Seller's Disclosure Letter: (i) Seller possesses all right, title and interest in and to such Intellectual Property Right, license, agreement or permission free and clear of any Encumbrance, license or other restriction; (ii) such Intellectual Property Right, license, agreement or permission is not subject to any outstanding order or charge; and (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to Seller's knowledge, is threatened, which challenges the legality, validity, enforceability, use or ownership of such Intellectual Property Rights, license, agreement or permission.

(e) Licenses. Schedule 3.23(e) to Seller's Disclosure Letter sets forth and summarizes each license Seller has granted to any third party with respect to any Intangible Asset or Intellectual Property Asset. Such Schedule 3.23(e) sets forth and summarizes each Intellectual Property Right that a third party owns and that Seller uses pursuant to a license, sublicense, agreement or other permission. Seller has delivered to Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each Intellectual Property Right required to be identified in such Schedule 3.23(e): (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms to Purchaser's and SMIBV's benefit immediately following the Closing and all consents to the assignment of each Seller Contract (including without limitation each Seller Contract that is a license, sublicense, agreement, permission or covenant not to compete together with all Intellectual Property Rights relating thereto) needed to assign any such Seller Contract to Purchaser and/or SMIBV or any other subsidiary of Purchaser designated by Purchaser have been obtained; (iii) the license, sublicense, agreement or permission does not restrict Seller's ability to do business in any jurisdiction or with respect to any market or industry; (iv) Seller is not in breach or default of, and to Seller's knowledge, no other party to any such license, sublicense, agreement or permission is in breach or default of, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default of, or permit termination, modification or acceleration of, any such license, sublicense agreement or permission; (v) to Seller's knowledge, no party to the license, sublicense, agreement or permission has repudiated or contested any provision thereof; (vi) with respect to each sublicense, to Seller's knowledge, the representations and warranties set forth in clauses (i) through (v) above are true and correct with respect to the underlying license; (vii) to Seller's knowledge, the underlying Intellectual Property Rights are not subject to any outstanding order or charge; (viii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Seller's knowledge, is threatened which challenges the legality, validity or enforceability of any such license, sublicense, agreement or permission or any Intellectual Property Right governed thereby; and (ix) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission. Neither Seller, nor any Seller Subsidiary nor any affiliate of Seller is liable for, or has made any contract or arrangement whereby it may become liable to, any person for any royalty, fee or other compensation for the ownership, use, license, sale, distribution, manufacture, reproduction or disposition of any Purchased Asset. No person other than Seller holds any license or other right to manufacture, modify, distribute or market any of the Storage Products or other Purchased Assets. No person (other than Purchaser and SMIBV) will be or become entitled to receive a copy of source code of any software included among the Purchased Assets as a result of this Agreement, any Ancillary Agreement or any other agreement or transaction contemplated by this Agreement. To Seller's knowledge, no person holds or has been granted access to any copy of source code of any software included among the Purchased Assets unless such person has agreed in writing (i) to hold such source code in confidence and take reasonable steps to preserve the secrecy of such source code; and (ii) not to use such source code for any purpose except to support such person's internal use of such source code or to modify such source code solely for the purpose of internally using such modifications.

(f) Employee Invention Agreements. All employees, contractors and consultants of Seller, any Seller Subsidiary or any other affiliate of Seller (including but not limited to all the Employees and all the Consultants) and any other third parties who have been involved in the development of Seller's Storage Products Business, any Storage Product or any Purchased Asset, have executed invention assignment and confidentiality agreements in the form delivered to Purchaser's counsel, and all employees and consultants of Seller who have access to confidential information or trade secrets related to the Storage Products Business and/or the Purchased Assets have executed appropriate nondisclosure agreements in the form delivered to Purchaser's counsel. Seller has taken reasonable steps, consistent with industry standards, to protect the secrecy and confidentiality of all Storage Products, Intangible Assets and Intellectual Property Assets.

(g) Assigned Contracts. The Assigned Contracts include all Storage Products Licenses and other licenses that are or may be necessary for Purchaser and SMIBV to hold in order to operate the Storage Products Business after the Closing and/or to manufacture, have manufactured, use, sell, lease, license, market, distribute, install, service, support or otherwise commercially exploit any or all of the Storage Products or Purchased Assets without: (i) the need to purchase, license or acquire any other asset or property; (ii) violating any contractual rights of any third party; or (iii) infringing, misappropriating or misusing any software, technology, Industrial Property or Intellectual Property Rights of any third party. The Assigned Contracts include, without limitation, all Storage Products Leases.

(h) Product Development and Customer Complaints. Seller has made a full, complete and accurate disclosure to Purchaser regarding the state of development of the Storage Products and other Purchased Assets, including all known deficiencies and all customer complaints known to Seller. Each of the Storage Products complies with the specifications set out in any disclosure materials provided by Seller to Purchaser and conforms in all material respects to express representations made and express warranties given by Seller to its customers.

(i) Product Compliance. All of the Storage Products, as such are currently marketed, and all other Purchased Assets, are capable of fully performing in accordance with their current specifications, documentation and warranties, at any and all chronological dates (including, but not limited to, dates after the Year 2000), both currently and in the future without any adverse change or effect, and without the need to modify or alter any of such Storage Products or Purchased Assets in any respect.

(j) Nondisclosure Agreements. To Seller's knowledge, no third party is in possession of any confidential information pertaining to any of the Purchased Assets, except pursuant to a written confidentiality agreement in a form disclosed in writing to Purchaser. Seller has not knowingly taken or knowingly failed to take any action that, directly or indirectly, has caused any of the Purchased Assets or any of Seller's Intellectual Property Rights to enter the public domain, or has in any way affected its absolute and unconditional ownership thereof.

   SECTION 3.24. Brokers. No broker, finder or investment banker (other than Genesis Merchant Group Securities LLC ("Genesis"), which shall be paid a fee of $250,000 for rendering the opinion contemplated by Section 8.02(z) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

   SECTION 3.25.  Environmental Matters.

(a) Environmental Obligations. The Fort Lauderdale Facility, the Melbourne Facility, the Condominiums and any other facilities or sites at which the Storage Products Business or any other business of Seller, any Seller Subsidiary or any other affiliate of Seller is now or has previously been conducted by Seller, any Seller Subsidiary or any other affiliate of Seller, or any of their predecessors-in-interest (collectively, the "Facilities") are not (and with respect to each such previously owned, used or operated Facility was not, when Seller, any Seller Subsidiary or any other affiliate of Seller or any of their respective predecessors left such Facility) in violation of any Environmental Laws, including any laws or regulations relating to industrial hygiene, disposal of Hazardous Substances or the environmental conditions on or under such properties or facilities, including but not limited to, soil and ground water conditions. During the time that Seller, any Seller Subsidiary, any other affiliate of Seller or any of their respective predecessors-in-interest owned, leased, operated or occupied any Facility, Seller, each Seller Subsidiary, each other affiliate of Seller and each of their respective predecessors-in-interest did not use, generate, manufacture or store on or under any part of any such Facility, or transport to or from any part of any Facility, any Hazardous Substances in violation of any Environmental Laws. There has been no presence, disposal, release or threatened release of any Hazardous Substances on, from or under any part of any Facility and no Hazardous Substances are currently present in, on, under or about any of the Facilities or their groundwater or soil.

(b) Environmental Obligations. Seller, each Seller Subsidiary and each other affiliate of Seller is conducting, and at all times has conducted, its business and operations, and has occupied and used the Facilities, in accordance with and in compliance with all Environmental Laws so as not to give rise to liability under any Environmental Laws. To Seller's knowledge (including, without limiting the definition of "Seller's knowledge" herein, the knowledge of any officer or manager of Seller responsible for environmental compliance issues), there is no reasonable basis to believe or suspect that Seller's business, or the business of any Seller Subsidiary or any other affiliate of Seller, has been conducted or is being conducted in violation of any Environmental Laws, and Seller does not have any knowledge of pending or proposed changes to any Environmental Laws that would require any changes in any of Seller's Facilities, equipment, operations or procedures or affect such business or the cost of conducting such business as now conducted.

(c) Compliance, Disclosure of Environmental Conditions. No conditions, circumstances or activities have existed or currently exist with respect to the Facilities or the business or property of Seller, each Seller Subsidiary or any other affiliate of Seller, which could reasonably be expected to result in recovery by any governmental authority or other person of any remedial or removal costs, response costs, natural resource damages or other costs, expenses or damages arising from or relating to any alleged injury or threat of injury or harm to public health, or safety or the environment. No conditions, circumstances or activities have existed or currently exist with respect to Seller's business or any properties or assets of Seller (including without limitation the Facilities) that could reasonably be expected to subject Seller or Purchaser to any administrative, civil or criminal liability, injunctive relief, penalty or obligation or Environmental Damages, whether under common law or equitable theory or pursuant to Environmental Laws, or which in the future could reasonably be expected to result in or may have in the past resulted in actual or threatened damage, harm, or impairment of, or a threat to, public health or safety or the environment.

(d) No Outstanding Orders or Actions. There are no outstanding orders, injunctions or decrees against Seller, nor are there any pending or threatened investigations of any kind against Seller, concerning any environmental, public health, safety or land use matters or other Environmental Laws, including, but not limited to, the emission, discharge or release of hazardous or toxic substances or wastes, pollutants, or contaminants into the environment or work place, or the management of hazardous or toxic substances or wastes, pollutants or contaminants. There are no actions, suits or administrative, arbitral or other proceedings alleged, claimed, pending, affecting or, to Seller's knowledge, threatened against Seller, any Seller Subsidiary or any other affiliate of Seller at law or in equity with respect to any environmental, public health, safety or land use matters or other Environmental Laws, and to Seller's knowledge, there are no existing grounds on which any such action, suit or proceeding could reasonably be expected to be commenced.

(e) No Waste Disposal. Any chemicals and chemical products which are included among the Purchased Assets are integral to and required for the conduct of Seller's business, have not been and are not intended to be discarded, and are not waste or waste materials. All Hazardous Substances and waste materials generated, used, transported, treated, stored or disposed of in connection with Seller's business are handled, stored, treated and disposed of in accordance with applicable Environmental Laws. Section 3.25 of the Disclosure Letter describes all Hazardous Materials present on properties (including without limitation the Facilities) leased or owned by Seller, any Seller Subsidiary or any other affiliate of Seller or which has been treated, stored or disposed of in connection with the business of Seller, any Seller Subsidiary or any affiliate of Seller on such properties. At no time has any radioactive waste been treated on any properties leased or owned by Seller.

(f) No Limitation. Nothing herein is intended to limit or modify any representations or warranties regarding the subject matter of this Section 3.25 that are made or set forth in any of the Real Property Purchase Agreements.

   SECTION 3.26. Insurance. Seller has policies of insurance (i) covering risk of loss on the Purchased Assets, (ii) covering products liability and liability for fire, property damage, personal injury and workers' compensation coverage and (iii) for business interruption, all with responsible and financially sound insurance carriers in adequate amounts and, to Seller's knowledge, in compliance with governmental requirements and in accordance with good industry practice. To Seller's knowledge, all such insurance policies are valid, in full force and effect and enforceable in accordance with their respective terms and no party has repudiated any provision thereof. All such policies will remain in full force and effect following the Closing Date and Seller's workers' compensation policy will be kept in force after the Closing at Purchaser's expense until such time as Purchaser is able to arrange for replacement coverage. Neither Seller nor, to Seller's knowledge, any other party to any such policy is in breach or default (including without limitation with respect to the payment of premiums or the giving of notices) in the performance of any of their respective obligations thereunder, and no event exists which, with the giving of notice or the lapse of time or both, would constitute such a breach, default or event of default, or permit termination, modification or acceleration under any such policy by Seller, or to Seller's knowledge, by any other party. There are no claims, actions, proceedings or suits arising out of or based upon any of such policies nor, to the best knowledge of Seller, does any basis for any such claim, action, suit or proceeding exist. All premiums have been paid on such policies as of the date of this Agreement and will be paid on such policies through the Closing Date, and Seller has not received notice of any increase in any such premium. All material claims made during the three-year period ending on the Closing Date with respect to any insurance coverage of Seller listed in the first sentence of this Section, are set forth on Schedule 3.26 to Seller's Disclosure Letter. Seller does not engage in any self-insurance activities.

  SECTION 3.27. Disclosure. No representation, warranty or statement by Seller in this Article III, or in any Ancillary Agreement or in any written statement or certificate furnished to Purchaser or SMIBV by or on behalf of Seller pursuant to this Agreement or the transactions contemplated hereby, or in any report filed by Seller with the U.S. Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, since December 31, 1994, contains any untrue statement of a material fact or, when taken together, omits to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. To Seller's knowledge, there is no fact which can reasonably be expected to have a Material Adverse Effect on (i) the business, condition, affairs or operations of Seller, (ii) any of Seller's properties or assets or,
(iii) to Seller's knowledge, any of Seller's prospects, which has not been set forth in this Agreement or Seller's Disclosure Letter. Nothing in Seller's Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the disclosure identifies the exception with particularity and describes the relevant facts in reasonable detail; provided that a particular matter need only be disclosed once in the manner described in the immediately preceding clause so long as it is cross-referenced wherever else applicable in Seller's Disclosure Letter in a manner sufficiently clear to identify which representation or warranty an exception is being made to. No disclosure made to Purchaser, discovery made by Purchaser or knowledge of Purchaser, including without limitation (i) any disclosure made by Seller, Seller Subsidiaries, affiliates of Seller or Gould to Purchaser during the course of Purchaser's due diligence inquiry into Seller, Gould, the Purchased Assets, the arrangements, assets, financial condition and other affairs of Seller, Seller Subsidiaries, affiliates of Seller and Gould and any other transaction contemplated by this Agreement,
(ii) any discovery made by Purchaser during the course of such due diligence inquiry or (iii) any knowledge of Purchaser resulting from such due diligence inquiry, shall be deemed adequate or sufficient to constitute an exception to a representation or warranty made herein unless such exception is expressly included and described in Seller's Disclosure Letter in the manner required by the preceding sentence. The representations and warranties of Seller shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, or knowledge of Purchaser. For purposes of this Agreement, each statement or other item of information set forth in Seller's Disclosure Letter shall be deemed a representation and warranty made by Seller to Purchaser in this Agreement. The Seller's Disclosure Letter may not be amended, modified or corrected in any way, except with Purchaser's prior written consent, which may be withheld in Purchaser's sole discretion.

   SECTION 3.28. Solvency; No Bankruptcy or Insolvency Proceedings. Seller, each Seller Subsidiary and each of Seller's other affiliates, taken either individually or together as a group, are each currently Solvent (as defined in Article I) and will continue to be Solvent following the Closing of the transactions contemplated by this Agreement. None of Seller, any Seller Subsidiary or any other affiliate of Seller, or any of their respective assets or properties, is subject to, or the subject of, any Insolvency Proceeding. None of Seller, any Seller Subsidiary or any other affiliate of Seller has initiated, taken or attempted to initiate or take, or been the subject of, any Insolvency Action and no assets or properties of Seller, any Seller Subsidiary or any other affiliate of Seller are subject to any Insolvency Proceeding or Insolvency Action. No writ of attachment, execution or similar process has been ordered, executed or filed against Seller or any of its assets or properties. Seller has no any reason to expect that any of the aforementioned actions, or any similar action, will take place or be taken, and Seller is not aware of any grounds for any of the aforementioned actions or like action. Neither Seller nor any of its affiliates intends to file for protection under any bankruptcy or insolvency law.

   SECTION 3.29. Fairness of Consideration. The consideration paid and agreements made by Purchaser and SMIBV under this Agreement for the Purchased Assets represents fair and reasonably equivalent consideration for the Purchased Assets, and all other assignments and agreements made by Seller under this Agreement and the Ancillary Agreements. Seller is not entering into this Agreement or any Ancillary Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the Ancillary Agreements referenced in this Agreement will not have any such effect. The transactions contemplated by this Agreement or any Ancillary Agreement will not give rise to any right of any creditor of Seller, any Seller Subsidiary or any other affiliate of Seller to assert any claim whatsoever against Purchaser or SMIBV or any of the Purchased Assets in the hands of Purchaser, SMIBV or any of their respective successors and assigns following the Closing.

   SECTION 3.30. Bulk Sales. Seller has no Purchased Assets in any jurisdiction that has applicable bulk sales or similar laws.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller as follows:

   SECTION 4.01.  Incorporation and Authority of Purchaser and SMIBV.

(a) Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is or is to be a signatory, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to which Purchaser is a signatory or is to be a signatory at the Closing have been or will be, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement and the Ancillary Agreements to which Purchaser is a signatory as of the date hereof constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms and the Ancillary Agreements to which Purchaser is to be a signatory, upon their execution by Purchaser, will constitute legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms.

(b) SMIBV. SMIBV is a corporation duly incorporated, validly existing and in good standing under the laws of the Netherlands and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is to be a signatory, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to which SMIBV is to be a signatory at the Closing will be, duly executed and delivered by SMIBV, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of SMIBV enforceable against SMIBV in accordance with its terms and the Ancillary Agreements to which SMIBV is to be a signatory, upon their execution by SMIBV, will constitute legal, valid and binding obligations of SMIBV, enforceable against it in accordance with their respective terms.

   SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and SMIBV do not and will not (a) violate or conflict with the certificate of incorporation or bylaws of Purchaser or similar charter documents of SMIBV,
(b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser or SMIBV or
(c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to any material assets or properties to which Purchaser, SMIBV or any of their respective subsidiaries is a party or by which any of such material assets or properties is bound or affected.

   SECTION 4.03. Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser and SMIBV do not, and the performance of this Agreement and the Ancillary Agreements by Purchaser and SMIBV will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority with respect to Purchaser or SMIBV, except (a) under the HSR Act,
(b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay Purchaser or SMIBV from performing any of its material obligations under this Agreement or any of the Ancillary Agreements, and (c) as may be necessary as a result of any facts or circumstances relating solely to Seller.

   SECTION 4.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                                 ARTICLE V

                          ADDITIONAL AGREEMENTS

   SECTION 5.01. Conduct of Business Prior to the Closing. Seller covenants and agrees that, between the date hereof and the Closing Date, it will (except as Purchaser otherwise agrees in its sole discretion which as to clause
(d) below will not unreasonably be withheld):

(a) not sell, transfer, assign, convey, license, move, relocate or otherwise dispose of any of the Purchased Assets or permit any Seller Subsidiary or any other affiliate of Seller to do so (except that Finished Products (other than the Included Products) may be sold by Seller in the ordinary course and consistent with Seller Practice (as defined in Section 5.14(a)));

(b) conduct the Storage Products Business in the ordinary course and consistent with Seller's past practice (taking into account the sale of the Purchased Assets contemplated hereby and Seller's other agreements hereunder) except for such actions of Seller as may be contemplated by this Agreement or agreed to by Purchaser in a writing signed by Purchaser;

(c) not transfer any Employees of the Storage Products Business to any other division or position of employment within Seller or any of Seller's Subsidiaries or any other affiliates of Seller;

(d) not terminate the employment of any Employee;

(e) not encourage or otherwise act to cause any Employee not to accept any offer of employment by Purchaser made pursuant to Section 6.01 hereof;

(f) not change the base salaries or bonus programs of any of the Employees or establish a bonus plan or any new employee benefits for any Employee without Purchaser's prior written approval;

(g) provide Purchaser with reasonable access to and the opportunity to meet and interview each of the Employees for the purpose of negotiating offers of employment contingent upon the consummation of the sale and transfer of the Purchased Assets to Purchaser and SMIBV and the other transactions contemplated hereby;

(h) use Seller's best efforts to secure and preserve good and marketable title in Seller's name in and to all of the Purchased Assets, free of all Encumbrances, and to cause the conditions to Closing set forth in Article VIII to be fulfilled as promptly as possible;

(i) terminate any license rights held by any Seller Subsidiary or any other affiliate of Seller (including Gould) with respect to any of the Purchased Assets (except under the Gould License Agreement (as defined in the Inducement Agreements), provided that the Gould License Agreement is assigned to Purchaser and SMIBV under the Inducement Agreements);

(j) terminate or cause to be released or expunged all Encumbrances on any Purchased Assets; and

(k) not configure any of the Finished Products without Purchaser's prior written consent.

   SECTION 5.02. Books and Records. If, in order properly to prepare documents required to be filed with governmental authorities (including taxing authorities) or its financial statements, it is necessary that any party hereto or any successors be furnished with additional information relating to the Purchased Assets, the Assumed Liabilities or the Storage Products Business, and such information is in the possession of any other party hereto, such party agrees to use its good faith efforts to promptly furnish such information to the party needing such information, at the cost and expense of the party being furnished such information.

   SECTION 5.03. Seller's Stockholders' Approval. Encore shall promptly call and provide notice of a special meeting of Encore's stockholders for the purpose of approving the sale to Purchaser and SMIBV of the Purchased Assets under this Agreement and the related transactions contemplated by this Agreement and the Ancillary Agreements (the "Special Stockholders' Meeting"). Encore shall use its best efforts to hold the Special Stockholders' Meeting by no later than September 20, 1997. Encore shall use its best efforts to promptly prepare and file with the U.S. Securities and Exchange Commission ("SEC") a proxy statement for the Special Stockholders' Meeting describing the transactions contemplated by this Agreement and the Ancillary Agreements and seeking Encore's stockholders' approval of such transactions (the "Seller's Proxy Statement"), which proxy statement shall comply with the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder, and will comply with all other applicable laws, including without limitation all applicable securities laws. Subject to the fiduciary duties of Encore's Board of Directors under applicable law, Encore shall, through its Board of Directors, recommend approval of this Agreement, the sale of the Purchased Assets pursuant hereto, all other actions and Ancillary Agreements contemplated hereby, and all other matters relating to this Agreement and the transactions contemplated hereby that are required (by this Agreement or applicable law) to be submitted to a vote of Encore's stockholders at the Special Stockholders' Meeting; Encore shall use its best efforts to obtain the aforementioned approval by a disinterested majority of its stockholders entitled to vote at the Special Stockholders' Meeting as well.

   SECTION 5.04.  Confidentiality.

(a) Existing Agreement. The terms of the Confidentiality Agreement dated as of November 14, 1996 (the "Existing Confidentiality Agreement") between Encore and Purchaser are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time the Existing Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, then the Existing Confidentiality Agreement and (ii) the provisions of that certain Sun/Encore Memorandum of Understanding executed by Purchaser, SMIBV and Encore with respect to the transactions contemplated by this Agreement (the "MOU") regarding the rights of Purchaser, SMIBV and their respective employees to freely use "Residuals" (as defined therein), shall each continue in full force and effect in respect of all information subject to the MOU.

(b) Seller's Confidential Information. Except for marketing and sales information which has been publicly disseminated to Seller's end-user customers prior to the Effective Date in the ordinary course of business consistent with past business practice, all copies of financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, customer lists, methodologies, inventions, software, know-how, product designs, product specifications and drawings, and other confidential and/or proprietary information of the Seller related to the Storage Products Business or any of the Purchased Assets, including but not limited to the Storage Products, the Intangible Assets, the Intellectual Property Assets and the Technology Deliverables (collectively, "Seller's Confidential Information") will be held by Seller in strict confidence at all times after the Effective Date of this Agreement unless and until this Agreement is terminated in accordance with the provisions of Article X hereof. At all times following the Closing, Seller will: (i) continue to hold all Seller's Confidential Information in strict confidence, (ii) will not use or disclose any of Seller's Confidential Information to any third party, and (iii) upon Purchaser's or SMIBV's request, promptly destroy or deliver to Purchaser and/or SMIBV any Seller's Confidential Information in Seller's possession or control; except that Seller may internally use the original copies of all Business Records solely to prepare and file Tax returns and prepare Seller's financial statements, and Seller may disclose any Seller Confidential Information (except source code or other trade secrets) as may be required to comply with requests from all governmental agencies, including without limitation the SEC; provided that Seller must provide Purchaser with prior written notice of any proposed disclosure to government agencies and with respect to the SEC, an opportunity to seek confidential treatment of such proposed disclosure. It is agreed that Sellers' Confidential Information will not include information that is now, or later becomes, part of the general public knowledge or literature in the art, other than as a result of a breach of this Agreement by Seller.

   SECTION 5.05.  Regulatory and Other Authorizations; Consents.

(a) Efforts. Each party hereto will use its best efforts to obtain all authorizations, consents, orders and approvals of all non-U.S., Federal, state and local regulatory bodies and officials that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as is practicable after the date hereof and to supply promptly any additional information and documentary material that may be requested by any governmental authority pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals. Without limiting the generality of the parties' undertakings pursuant to this Section 5.05(a), the parties shall use their best efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by any Government Antitrust Authority or any other party of any permanent or preliminary injunction or other order that would make consummation of the acquisition of the Purchased Assets in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation.

(b) Communications. Each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Department of Justice or any other federal, state or non-U.S. government or governmental authority regarding any of the transactions contemplated hereby. If any party or any affiliate of such party receives a request for additional information or for documents or any material from any such government or governmental authority with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Further, no written materials shall be submitted by any party to the Federal Trade Commission, the Department of Justice or any other federal, state or non-U.S. governmental agency in connection with HSR Act compliance or the merger control regulations of any other country, nor shall any oral communications be initiated with such governmental entities by any party, without prior disclosure to and coordination with the other parties and their counsel. Each party hereto will cooperate in connection with reaching any understandings, undertakings or agreements (oral or written) involving the Federal Trade Commission, the Department of Justice or any other federal, state or non-U.S. governmental authority in connection with the transactions contemplated hereby.

   SECTION 5.06. Further Actions. Each of the parties hereto shall, at its own expense, execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements, including without limitation causing each Seller Subsidiary and each other affiliate of Seller to assign any Purchased Assets held by it and any Assigned Contracts to which it is a party to Purchaser, SMIBV or any one or more affiliates of Purchaser or of SMIBV, as applicable, and take all such actions as may be necessary to affect such assignments.

   SECTION 5.07.  Covenant Not to Compete.

(a) Non-Competition Covenant. Subject to the following provisions of this
Section 5.07, as a material inducement and consideration for Purchaser to enter into this Agreement, for a period of five (5) years from and after the Closing Date (such five (5) year period of time being hereinafter called the "Restricted Period"), Seller will not, within the Restricted Area (as defined below) carry on any business, or own (in whole or in part), operate, advise, assist or lend funds to or invest funds in, any person, firm, partnership, business, corporation or other entity in any manner that would aid or assist any person, firm, partnership, business, corporation or other entity to compete, in any material respect, with the Storage Products Business (the "Restricted Business"). As used herein, the term "Restricted Area" means any state of the United States of America or any geographic area within any other country in which Purchaser or SMIBV or their respective affiliates, directly or indirectly, carries on or engages in business. During the Restricted Period, Seller further agrees not to interfere with, disrupt or attempt to disrupt the relationship between Purchaser or SMIBV and any third party, including without limitation any customer, supplier or employee of Purchaser or SMIBV, with respect to the Restricted Business.

(b) Non-Solicitation. For a period of three (3) years after the Closing Date, Seller shall not, directly or indirectly, solicit any Employee hired by Purchaser to (i) become employed by Seller, any Seller Subsidiary or any other affiliate of Seller or (ii) terminate such hired Employee's employment with or services to Purchaser or any affiliate of Purchaser.

(c) Injunctive Relief; Interpretation. In the event of a breach of any of the covenants set forth in this Section 5.07, Purchaser and SMIBV will each be entitled to an injunction against Seller restraining such breach in addition to any other remedies provided by law or equity. In the event that any covenant in this Section 5.07 is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other governmental authority, it is agreed and understood that such covenant will not be voided but rather will be construed to impose limitations upon Seller's activities no greater than allowable under then applicable law.

(d) Seller. As used in this Section 5.07, the term "Seller" includes (i) Seller;
(ii) all Seller Subsidiaries; (iii) and all entities under the control of, or of which more than 5% of the capital stock is beneficially owned (within the meaning of the Securities Act of 1933 ("Securities Act") by, Seller or any Seller Subsidiary (any entity described by this clause (iii) being referred to as a "Controlled Entity"); and (iv) all directors, officers, employees, stockholders, agents or representatives of Seller, any Seller Subsidiary or any Controlled Entity that are acting, directly or indirectly, at the direction of, or for the benefit of, or with the financial, technical or other assistance of Seller, any Seller Subsidiary or any Controlled Entity.

   SECTION 5.08. Payroll Information. Following execution of this Agreement, Seller will notify Purchaser of the name, telephone, fax and electronic mail address of the Seller employee who is principally responsible for administering payroll for the Employees. Seller shall use its best efforts (to the extent practicable) to provide to Purchaser, at least thirty (30) days prior to the Closing Date, all W-2 information for calendar 1997 with respect to each Employee and all information regarding Seller's payments for unemployment insurance (including FUTA and SDU), paid by Seller in respect of each Employee.

   SECTION 5.09. Solvency; No Bankruptcy. Seller shall be and remain Solvent (as defined in Article I hereof) at all times through the Closing Date and shall use its best efforts to be and remain Solvent thereafter. Neither Seller nor any of Seller's Subsidiaries intends or expects to file or seek relief under the United States Bankruptcy Code or any other insolvency or similar law for a period of four (4) years after the Closing Date. Seller will at all times use its best efforts to discourage and avoid, and to promptly dismiss and set aside, any involuntary petition by creditors or others to place Seller in any bankruptcy case or proceeding under the United States Bankruptcy Code or any other insolvency law or similar law.

   SECTION 5.10. Manufacturing Commitment. Prior to the Closing, Seller will manufacture units of such Storage Products and will source spares, if and as designated by Purchaser to Seller in writing, and in such quantities and at such times as are necessary to meet Purchaser's proposed post-Closing forecasted inventory and sales requirements. Seller will make commitments to Seller's suppliers for long lead time items as may be reasonably necessary in order to enable Seller to timely comply with its obligations under the preceding sentence. Purchaser shall pay for the parts needed by Seller to comply with its obligations under the first sentence of this Section 5.10; provided that Purchaser may in its sole discretion elect to pay Seller's suppliers directly for such parts. In the event of a termination of this Agreement, all such parts paid for by Purchaser shall be delivered by Seller to Purchaser and Purchaser will purchase from Seller any such units of Storage Products and spares as are manufactured by Seller in good faith in accordance with the preceding sentence at a mutually agreed price reflecting a credit for the aggregate amount paid by Purchaser for parts included in such Storage Products and spares ("Aggregate Credit"); provided, however, that notwithstanding the foregoing, Purchaser shall have no obligation whatsoever to purchase from Seller or pay Seller for any of such units of Storage Products or spares if this Agreement is terminated due to: (i) a material willful breach by Seller of its obligations under this Agreement, (ii) a failure by Encore's Board of Directors to timely recommend this Agreement for approval by Encore's stockholders; or (iii) a failure by any of Gould, EFI or Kenneth G. Fisher to timely approve this Agreement by the vote required under
Section 8.02(f); provided, further, however, that even if the immediately foregoing proviso applies, Purchaser shall purchase from Seller and pay Seller said mutually agreed price net of the Aggregate Credit for such number of units of Storage Products and/or spares as is required to ensure that Seller's total demonstrated actual manufacturing cost of producing Storage Products and/or spares not so purchased by Purchaser (net of the Aggregate Credit) does not exceed $10 million.

   SECTION 5.11 Customer Transition. Following the Closing, Seller shall, at its own expense, reasonably cooperate with Purchaser, and assist Purchaser, as Purchaser may reasonably request, to transition Seller's installed customer base for Storage Products to Purchaser.

   SECTION 5.12 Support and Service Negotiations. The parties acknowledge and agree that Purchaser shall not assume or otherwise take responsibility or liability for any contractual or other Liabilities or obligations of Seller relating to product or service warranties or any maintenance, support or warranty service obligations or Liabilities (including but not limited to those Excluded Liabilities described in Section 2.02(b)(xiv) of this Agreement). Nevertheless, between the Effective Date and the earlier of (i) the Closing Date or (ii) the termination of this Agreement in accordance with its terms, Seller and Purchaser shall use good faith commercially reasonable efforts to negotiate an arrangement between themselves under which Purchaser (without thereby assuming any of the Liabilities described in the first sentence of this Section) would provide to existing end-user customers of Seller certain agreed-upon service and support with respect to Seller's Infinity line of SP Products (which will include such services by Purchaser pursuant to standard Purchaser terms and conditions and at no additional charge for a limited period of time (and Purchaser will not seek reimbursement from Seller for such non-charged services)); provided, however, that Purchaser shall not (i) be obligated to agree to or bind itself to any such agreement or arrangement; (ii) be or become liable to Seller with respect thereto; or (iii) be deemed to have, nor be required to, assume any Excluded Liabilities (including without limitation those set forth in Section 2.02(b)(xiv)).

   SECTION 5.13 Transitional Support. Between the Effective Date and the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller and Purchaser shall use good faith, commercially reasonable efforts to negotiate an informal business arrangement between themselves under which Purchaser would provide to Seller, for a mutually agreed time period not to exceed one (1) year, certain agreed upon MIS, telephone, telecommunications, manufacturing, engineering support and other similar mutually agreed upon services in support of Seller's continued conduct of its existing real time business as permitted under the License Agreement; with such services to be provided, if Purchaser so elects, on customary arm's length commercial terms and prices (at least sufficient to provide a commercially reasonable level of profit to Purchaser) and any such agreement to include maximum resource burdens on Purchaser (e.g., maximum Purchaser man month obligations, maximum impact on Purchaser's manufacturing capacities and operations, etc.). Purchaser shall have no liability whatsoever under any such arrangement and in no event will Seller make any claims against Purchaser with respect to Purchaser's performance or non-performance thereunder.

   SECTION 5.14  Interim Sales Representation and Marketing Cooperation.

(a) Appointment as Interim Period Sales Representative. Seller hereby authorizes Purchaser, between the Effective Date and the earlier of (i) the Closing Date or
(ii) the termination of this Agreement in accordance with its terms ("Interim Period"), to act as a sales representative for Storage Products. As such, Purchaser shall be authorized, on behalf of Seller, to identify (by written notice to Seller) sales prospects for Storage Products (which may include sales prospects previously identified by, and existing customers of, Seller) (collectively, "Prospects"), to negotiate and bind Seller and (with their consent) Prospects to the terms of Storage Products sales and support agreements approved in writing by Purchaser ("Sales Agreements"), and to negotiate and bind Seller and (with their consent) Prospects to the terms of Storage Products "try and buy" evaluation agreements approved in writing by Purchaser and with evaluation periods in each case ending after the Closing Date ("Evaluation Agreements"). Promptly following Seller's receipt of notice that any Prospect has agreed to enter into an Evaluation Agreement or a Sales Agreement, Seller will immediately execute the Evaluation Agreement or Sales Agreement and deliver to the Prospect possession of the Storage Product and an executed copy of such signed agreement. Seller will be required to execute and will be bound by the terms of Sales Agreements and Evaluation Agreements even if they materially deviate (e.g., by having an evaluation period longer than thirty days) from Seller's standard forms thereof and/or past practice and/or ordinary course of business and/or standard de facto pricing (collectively, "Seller Practice"); provided, however, that if the proposed Storage Product pricing for a Sales Agreement or Evaluation Agreement represents a significant discount from Seller's de facto pricing in the field for the Storage Product then Purchaser shall give Seller a ten (10) day notice and opportunity to suggest a smaller discount, and if Seller so suggests Purchaser shall seek to negotiate such smaller discount; provided further, that if the Prospect in question does not agree to such smaller discount, Seller shall nevertheless be required to execute and will be bound by the terms of the Sales Agreements and Evaluation Agreements in accordance with the first clause of this sentence.

(b) Recognition of Revenue Accruing Pre and Post Closing. Revenues accrued per GAAP as a result of sales and deliveries prior to Closing of Storage Products pursuant to Sales Agreements or pursuant to elections to purchase and deemed deliveries prior to Closing under Evaluation Agreements will be for Seller's account and Purchaser will not be entitled to any compensation or offset against the Purchase Price with respect thereto, but Purchaser will be entitled to make the adjustment provided for under Section 2.03(g). Revenues accrued per GAAP as a result of deliveries after Closing of Storage Products pursuant to Sales Agreements or Evaluation Agreements will be for Purchaser's account, and Seller will not be entitled to any compensation with respect thereto, except as expressly provided in Section 2.03(h) as to Customer Units.

(c) Seller Non-disturbance of Prospects. To avoid impairing negotiations between Purchaser and any Prospect, neither Seller nor any Seller Subsidiary nor any person or entity acting upon Seller's or any Seller Subsidiary's instructions will, without Purchaser's prior written consent, contact any such Prospects, or cause to be communicated to any such Prospect any proposal with respect to any Storage Product, except that Seller will upon Purchaser's request cooperate with Purchaser in dealing with each Prospect. If Purchaser ceases to actively pursue any Prospect as a customer for Storage Products, Purchaser will so notify Seller in which case the restrictions of this Section 5.14(c) will cease to apply as to the Prospect specified in such notice.

(d) Assumption and Disclaimer as to Obligations. All Liabilities and obligations arising under any Evaluation Agreement and any Sales Agreement will be Excluded Liabilities except as expressly provided in this clause (d). If Closing never occurs, Purchaser will never have and will not assume any Liabilities or obligations under any Evaluation Agreement or any Sales Agreement, and all such Liabilities or obligations will remain Excluded Liabilities. If Closing does occur, then, notwithstanding anything in Article II hereof to the contrary: (i) each Evaluation Agreement and each Sales Agreement shall become an Assigned Contract and all Liabilities and obligations thereunder shall become Assumed Liabilities and (ii) notwithstanding Section 5.10 hereof, Purchaser will pay Seller, on the Closing Date, a mutually agreed amount for each Storage Product purchasable under any Evaluation Agreement. In no event will Purchaser be liable or responsible for paying any of Seller's sales personnel in connection with any transactions contemplated by this Section 5.14.

(e) Seller Assumption of Risk/Liability. Seller understands and acknowledges that if Evaluation Agreements or Sales Agreements are consummated but the purchase of the Purchased Assets pursuant to this Agreement is not: (i) there is an enhanced risk that the Prospects would elect to return Storage Products provided to them under Evaluation Agreements and (ii) if a Prospect does elect to purchase Storage Products provided to it under an Evaluation Agreement or Sales Agreement, Seller would be forced to honor the Evaluation Agreement or Sales Agreement, as the case may be, and the sales, support, warranty and other terms negotiated by Purchaser on behalf of Seller. Further, Purchaser has no obligation to take any action or to achieve any quota or objective as sales representative of Seller under this Section 5.14, and Purchaser shall have no liability if Purchaser shall fail to enter into any Evaluation Agreements or Sales Agreements or to generate any revenue or net income for Seller. Seller fully understands and accepts these and all other risks and potential Liabilities associated with Purchaser's activities in the Interim Period as respects Storage Products, Evaluation Agreements and Sales Agreements and agrees to assume and to indemnify and hold harmless Purchaser from all of such risks and Liabilities and further agrees that Purchaser's activities pursuant to this Section shall not be deemed to cause Purchaser to have assumed any Excluded Liabilities (including without limitation those set forth in Section 2.02(b)(xiv)) except as expressly provided in the third sentence of clause (d) of this Section.

   SECTION 5.15 Diagnostic, Test and QA Software. On or before the Closing Date, Seller shall cooperate as requested by Purchaser to ensure that Seller has the right to use in Seller's business on any mainframe platform (including to test third party storage subsystems) all copies of mainframe diagnostic, test and QA software, utilities and tools currently used by Seller in Seller's business (including but not limited to all such software used to test third party storage subsystems).

   SECTION 5.16 Execution of the Inducement and Non-competition Agreements. Seller shall exercise best efforts to cause the JEC Inducement Agreement to be executed by JEC no later than the earlier of the Closing Date and August 15, 1997 and to cause each of the Non-competition Agreements to be executed by the respective parties thereof other than Purchaser and SMIBV no later than within thirty (30) days after the Effective Date and in any event prior to the Closing Date. Each Employee therein named as a party to a Non-competition Agreement shall be an Employee of Seller at the time of execution of the Non-competition Agreement to which he is a party.

                                ARTICLE VI

                             EMPLOYEE MATTERS

   SECTION 6.01.  Right to Offer Employment.

(a) Employees. Schedule 6.01 of Seller's Disclosure Letter contains a preliminary list (the "Preliminary List") of each employee of Seller, of any of Seller's Subsidiaries or of any other affiliates of Seller who works in, or provides services in connection with, the Storage Products Business (each an "Employee"). Within twenty (20) days prior to the Closing Date, Seller shall deliver to Purchaser a final list of the Employees (the "Final List"), which list shall be included in Schedule 3.19 of Seller's Disclosure Letter and shall identify those Employees who are active Employees of the Storage Products Business as of that date, including those on vacation, sick leave, disability leave, family leave or personal leave of absence and which shall separately identify those Employees who are on a workers' compensation-related or disability leave. For purposes of this Agreement, "Employees" means only those individuals included on such final list.

(b) Offers of Employment. Effective on the Closing Date, Purchaser shall offer to employ, on an "at will" basis, for such salary and compensation as Purchaser shall determine and subject to Purchaser's standard terms, conditions and policies of employment and the terms of this Agreement, those (and only those) Employees to whom Purchaser, in its sole and absolute discretion, elects to extend offers of employment. Purchaser will attempt to keep Seller apprised, prior to the Closing Date, of Purchaser's then-current intentions as to which Employees Purchaser intends to extend offers of employment to. Purchaser shall not, however, be obligated to offer employment to any Employee. Such offers of employment as may be extended by Purchaser to Employees will be on the same basis of time commitment (full or part time) as such Employee was employed by Seller immediately prior to the Closing Date; provided, however, that such offer of employment with respect to those Employees who are on a workers' compensation-related or disability leave or a Family Medical Leave Act leave shall be conditioned upon their return from such leave in accordance with Seller's leave of absence policy.

(c) No Employment Obligations Assumed. Seller shall retain, and Purchaser shall not assume, any employer or employment related obligations to any Employees hired by Purchaser or to any other Employees including, without limitation: (i) accrued personal time off (including sick leave); (ii) any obligation to provide retiree health or life insurance benefits pursuant to Seller Employee Benefit Plans; (iii) any government-mandated employee or employment-related payments;
(iv) workers' compensation and disability insurance premiums paid by Seller on behalf of Employees who are on workers' compensation or disability leave as of the Closing Date; and (v) any bonuses at any time accrued or earned by any of the Employees. Unless the parties otherwise agree, on the Closing Date, Seller shall notify each Employee who accepts an offer of employment extended by Purchaser as of the Closing Date, in a writing reasonably satisfactory to Purchaser, that such Employee's employment with Seller has then terminated.

(d) Non-U.S. Employees. Without limiting any other provision hereof, Seller acknowledges and agrees that if Purchaser elects to offer employment to some but not all Employees located in particular non-U.S. jurisdictions, or if requisite notice prior to the Effective Date or the Closing Date is not given to certain non-U.S. Employees or non-U.S. governmental agencies regarding possible employment transitions to Purchaser of certain Employees, certain non-U.S. laws, rules or regulations may be violated or may not be complied with, possibly resulting in Liability, possibly including without limitation a need to pay or accrue severance, a need for Seller to continue employing non-U.S. Employees for some mandated period, a need for Purchaser or an Applicable Purchaser Subsidiary to commence employing non-U.S. Employees that Purchaser does not wish to employ ("Mandated Employees"), a need for Purchaser to pay salary to Mandated Employees and then severance to them upon terminating them as soon as legally permissible, an obligation of Purchaser to honor non-U.S. Employees' pension obligations, even though Purchaser is not acquiring any of the assets described in Section 2.01(b)(vi), and fines, sanctions and penalties imposed on Seller or Purchaser or related parties and related Liabilities with respect thereto and Liabilities associated with claims brought against Seller or Purchaser or related parties by non-U.S. Employees or non-U.S. governmental agencies or Mandated Employees with respect to any of the foregoing (collectively, "Foreign Employee Liabilities"). Nevertheless, without limiting any other provision hereof, Seller agrees to indemnify, hold harmless and defend Purchaser, SMIBV and all subsidiaries of any thereof from and against any and all such Foreign Employee Liabilities, and to take all actions required to avoid (where possible) or minimize such Foreign Employee Liabilities, including without limitation, paying or accruing severance or other amounts and giving all notices and obtaining all approvals and paying all fines required to do so. Purchaser agrees to exercise commercially reasonable efforts to minimize Foreign Employee Liabilities, but shall have no liability for failing to do so and no actual or alleged failure to do so shall relieve Seller from any of Seller's obligations or Liabilities under this
Section 6.01(d).

   SECTION 6.02. Termination of Employment. Seller agrees to comply with the provisions of the WARN Act and any other federal, state or local statute or regulation regarding termination of employment, plant closing or layoffs and to perform all obligations required by Seller with respect to the cessation of any operations of the Storage Products Business or any other business of Seller or the termination, re-assignment, re-location or change in position of any Employee (or other employee of Seller or of any of Seller's Subsidiaries or any other affiliate of Seller) on or after the Closing Date. Seller shall indemnify and hold Purchaser and SMIBV harmless with respect to any liability under the WARN Act or other applicable state or local statute or regulation affecting termination of employment arising in connection with the transactions contemplated by this Agreement, without regard to the limitations on indemnification provided in Article IX hereof.

   SECTION 6.03.  General Matters.

(a) Credit for Prior Service. Purchaser currently intends to credit each United States based Employee hired by Purchaser on the Closing Date with all prior continuous service time with Seller and its affiliates and with all amounts paid to each such Employee to the extent that service or pay is relevant under any employee benefit plan of Purchaser that is in effect on the Closing Date for purposes of determining the amount of any such benefit, the extent to which an individual is vested or otherwise eligible to receive or elect to receive a benefit or the extent to which a benefit is vested or nonforfeitable; provided, however, that notwithstanding the foregoing, Purchaser does not intend to credit any United States based Employee hired by Purchaser with more than seven (7) years of service. U.S. based Employees' pre-existing medical conditions will be waived upon entrance into any Purchaser employee benefit plan.

(b) Cooperation. Seller and Purchaser agree to cooperate fully with respect to the actions which are necessary or reasonably desirable to accomplish the transactions contemplated hereunder, including, without limitation, the provision of records and information as each may reasonably request and the making of all appropriate filings under ERISA and the Code.

(c) Indemnity. Seller shall defend and indemnify Purchaser and SMIBV and hold Purchaser and SMIBV harmless from and against all liabilities and damages, loss or liability to Purchaser or SMIBV to the extent that the same arise as a result of any Employee's alleging that the sale of the Purchased Assets hereunder and the hiring (or non-hiring) of Employees by Purchaser on the Closing Date constitutes a termination entitling such Employee to severance or any similar benefit or right. Notwithstanding anything to the contrary herein, there shall be no monetary or time limitation on Seller's liability to Purchaser and SMIBV under this Section 6.03(c).

   SECTION 6.04. Employee Withholding Taxes. Seller shall prepare and furnish to those employees of Purchaser who were employees of Seller prior to the Closing Date and who became employees of Purchaser on the Closing Date pursuant to employment offers made by Purchaser to them pursuant to this
Article VI ("Continuing Employees") a Form W-2 which shall reflect all wages and compensation paid to continuing employees for that portion of the calendar year in which the Closing Date occurs during which the continuing employees were employed by Seller. Seller shall furnish to Purchaser the Forms W-4 and W-5 of each Continuing Employee. Purchaser shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Form W-2. It is the intent of the parties hereunder that the obligations of Purchaser and Seller under this
Section 6.04 shall be carried out in accordance with Section 5 of Revenue Procedure 84-77.

                              ARTICLE VII

                              TAX MATTERS

   SECTION 7.01. Transaction Taxes; Representation; Indemnity. Seller shall be responsible for, and shall defend, indemnify and hold Purchaser and SMIBV harmless against and in respect of, any and all excise, value added, registration, stamp, property, documentary, transfer and similar Taxes, levies, charges and fees (including all real estate transfer taxes) incurred, or that may be payable to any taxing authority, in connection with, the transactions (including without limitation the sale, transfer, and delivery of the Purchased Assets and the assumption of the Assumed Liabilities) contemplated by this Agreement (collectively, "Transaction Taxes"). Purchaser and Seller agree to cooperate in minimizing the amount of any such Taxes and in the filing of all necessary documentation and all Tax returns, reports and forms ("Returns") with respect to all such Taxes, including any available pre-sale filing procedures.

   SECTION 7.02. Representation and Indemnity. Seller hereby represents and warrants to Purchaser and SMIBV (and their successors and assigns) that there are no sales or use taxes payable in connection with the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement. Seller shall be responsible for, and shall defend, indemnify and hold Purchaser and SMIBV harmless against and in respect of, any and all taxes, loss, liabilities, damages, fines, penalties, costs and expenses (including without limitation reasonable attorney's fees) arising or resulting from any breach of the foregoing representation and warranty of Seller in this Section 7.02, or from any failure of the foregoing representation and warranty of Seller in this Section 7.02 to be true and correct in any respect.

   SECTION 7.03.  No Limitation.  Notwithstanding anything to the contrary in
Article IX or elsewhere herein, there shall be no limitation on the amount of Seller's liability with respect to its indemnification obligations under
Section 7.01 and/or Section 7.02 hereof, and Purchaser, SMIBV or their successors and assigns may assert any such indemnity claim at any time prior to expiration of the applicable legal statute of limitations applicable to the subject matter of the claim underlying the claim for indemnification under applicable law.

   SECTION 7.04. Treatment of Indemnity Payments. All payments made by Seller or Purchaser, as the case may be, to or for the benefit of the other party pursuant to any indemnification obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement, unless otherwise required by law.

                               ARTICLE VIII

                      CONDITIONS TO THE CLOSING

   SECTION 8.01. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations and Warranties; Covenants. The representations and warranties of Purchaser contained in Article IV of this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and all the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects.

(b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Purchased Assets contemplated hereby shall have expired or shall have been terminated.

(c) No Order. No non-U.S., United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use their best efforts to have any such order or injunction vacated.

(d) No Litigation. No suit, claim, cause of action, arbitration, mediation, investigation or other proceeding under which a third party is contesting, challenging or seeking to alter, enjoin or adversely affect the sale and purchase of the Purchased Assets contemplated by this Agreement or any other transaction contemplated by this Agreement, will be pending or threatened.

(e) Ancillary Agreements. Purchaser shall have executed and delivered counterparts of each of the Ancillary Agreements to which Purchaser is a signatory.

(f) Purchase Price Allocation Agreement. Purchaser shall have executed and delivered to Seller the Purchase Price Allocation Agreement.

(g) Closing Payment. Purchaser and SMIBV shall have made the Closing Payment to Seller in the manner contemplated by Section 2.03 and shall have delivered any amount due under Section 2.03(g).

(h) Stockholder Approval. Seller's Stockholder Approval shall have been duly and validly obtained in accordance with applicable law and Seller's certificate of incorporation and bylaws, each as amended through the Closing.

(i) License Agreement. Purchaser shall have executed the License Agreement.

   SECTION 8.02. Conditions to Obligations of Purchaser. The obligations of Purchaser and SMIBV to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations and Warranties; Covenants. The representations and warranties of Seller contained in Article III of this Agreement (as qualified by Seller's Disclosure Letter) and Article VII of this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and all the covenants contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and Purchaser and SMIBV shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof.

(b) No Material Adverse Change. There shall have been no Material Adverse Effect in or with respect to (i) the Storage Products Business or any of the Purchased Assets or the economic value thereof; (ii) Seller's right, title or interest in or to any of the Purchased Assets; or (iii) the financial condition of Seller or of Gould; and no material Purchased Asset shall have been subject to any damage, injury, loss, casualty or theft (whether or not covered by insurance) and Purchaser and SMIBV will have received a certificate to such effect, dated as of the Closing Date, executed by a duly authorized officer of Seller.

(c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Purchased Assets contemplated hereby shall have expired or shall have been terminated.

(d) No Order. No non-U.S., United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use their best efforts to have any such order or injunction vacated.

(e) No Litigation. No suit, claim, cause of action, arbitration, mediation, investigation or other proceeding under which a third party is contesting, challenging or seeking to alter, enjoin or adversely affect the sale and purchase of the Purchased Assets contemplated by this Agreement or any other transaction contemplated by this Agreement, will be pending or threatened.

(f) Seller Stockholder Approval. There shall have been obtained, at a meeting of Encore's stockholders duly called, noticed and held in compliance with all applicable laws (including but not limited to the Delaware General Corporation Law and the Securities Exchange Act of 1934, both as amended), Seller's Stockholder Approval (and, if Purchaser deems it advisable and so notifies Encore, the approval, by vote of a disinterested majority of Encore's stockholders entitled to vote at such meeting, of this Agreement, the sale and purchase of the Purchased Assets and all other transactions contemplated by this Agreement and the Ancillary Agreements).

(g) Ancillary Agreements. Seller shall have executed and delivered counterparts of each of the Ancillary Agreements.

(h) Purchase Price Allocation Agreement. Seller shall have executed and delivered to Purchaser the Purchase Price Allocation Agreement.

(i) Inducement Agreements. Gould and EFI shall have executed and delivered to Purchaser on the Effective Date the Gould/EFI Inducement Agreement attached as Exhibit J-1 and JEC shall have executed and delivered to Purchaser by the earlier of the Closing Date and August 15, 1997, the JEC Inducement Agreement in the form attached as Exhibit J-2 (said two exhibits are collectively referred to herein as the "Inducement Agreements") and each of Gould, EFI and JEC shall have performed all actions required to be performed by them thereunder on or prior to the Closing Date.

(j) Delivery. Purchaser and its legal counsel shall be satisfied that all Purchased Assets shall have been duly delivered by or for Seller to Purchaser and SMIBV as required by this Agreement. All software included in the Purchased Assets and all other Purchased Assets that can be delivered electronically, will have been delivered to Purchaser electronically to Purchaser's facilities at the Fort Lauderdale Facility or the Melbourne Facility, at Purchaser's option, and all Purchased Assets that cannot be delivered electronically will have been delivered to Purchaser at the Fort Lauderdale Facility or the Melbourne Facility or at another location specified by Purchaser, at Purchaser's option, and in such manner as Purchaser directs, in each case at Seller's cost and expense.

(k) Intellectual Property Assignments. Purchaser shall have received from
Seller: (i) assignments substantially in the form of Exhibit K (the "Patent Assignment"), by which Seller shall assign to Purchaser and SMIBV all patents and patent applications (including any and all continuations, continuations-in-part, divisions, reissues, reexaminations, or extensions thereof, now existing or hereafter filed, issued or acquired and all rights to sue for any past, present or future infringement of any of the foregoing rights and the right to all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing rights, including without limitation damages for past, present or future infringement thereof) included in the Purchased Assets, executed on Seller's behalf by the Chief Executive Officer of Seller with his execution notarized, in a form acceptable for recording with the United States Patent and Trademark Office and otherwise satisfactory in form and substance to Purchaser and SMIBV; and (ii) assignments from Seller to Purchaser and SMIBV of all registered and unregistered copyrights, trademarks and service marks included in the Purchased Assets, duly executed on behalf of Seller by Seller's Chief Executive Officer and notarized, and in a form acceptable for recording with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, and in substantially the form of Exhibit L attached hereto (the "Copyright Assignment") or Exhibit M attached hereto (the "Trademark Assignment"), as applicable.

(l) Vehicle Certificates. All certificates for the transfer of title to any vehicle included among the Purchased Assets that are required by applicable law shall have been obtained and delivered to Purchaser.

(m) Opinion. Purchaser and SMIBV will have received a favorable opinion of Seller's counsel, Choate, Hall & Stewart, with respect to each of the matters set forth in Exhibit N attached hereto.

(n) Solvency Certificate. Seller shall have executed and delivered to Purchaser a solvency certificate substantially in the form of Exhibit O.

(o) Third Party Consents Obtained; Licenses Modified. Seller shall have obtained all consents, waivers and approvals from third parties and governmental entities necessary to effect the assignment and transfer to Purchaser of all Assigned Contracts, Governmental Permits, Storage Products Licenses and Storage Products Leases and other Purchased Assets for which such consents, waivers and approvals are required to sell, assign or otherwise transfer such Purchased Assets to Purchaser as contemplated by this Agreement. The Software License Agreement dated December 1, 1993 between Fundamental Software and Encore and the Distribution Agreement dated August 6, 1988 between Encore and Japan Encore Computer, Inc. ("JECI"), certain third party support contracts and certain other Assigned Contracts identified by Purchaser to Seller prior to the Closing Date as requiring modification, shall have been modified in such manner as Purchaser, in its sole discretion, deems acceptable (including without limitation by the termination of JECI's exclusive Japanese distribution rights as to Storage Products).

(p) Receipt. A duly authorized officer of Seller shall have executed and delivered to Purchaser a written receipt for the Closing Payment and for any payment made under Section 2.03(g).

(q) Due Diligence Satisfactory. Purchaser shall, in its sole discretion, be satisfied with the results of its due diligence inquiry into Seller, Gould, the Purchased Assets and the agreements, assets, financial condition and other affairs of Seller, Seller's Subsidiaries and other affiliates of Seller and Gould.

(r) Conduct of Seller's Business in Ordinary Course. From the Effective Date to the Closing Date, Seller will have conducted its business (including without limitation the Storage Products Business) only in the ordinary course, consistent with Seller's past practices, except for actions expressly permitted or contemplated by this Agreement, matters incident to carrying out this Agreement, or such further matters as may be consented to by Purchaser and SMIBV in writing, and Purchaser and SMIBV will have received a certificate to such effect, dated as of the Closing Date, executed by a duly authorized officer of Seller.

(s) Acceptance by Employees of Offers of Employment. At least seventy-five percent (75%) of the Employees to whom Purchaser extends offers of employment in accordance with Section 6.01, and each of the Employees identified in a letter of Purchaser to Seller dated as of July 14, 1997 referencing this subsection 8.02(s) (which letter Purchaser can unilaterally modify at any time prior to Closing and which letter Seller shall not copy, and shall retain in confidence and shall not disclose the existence or contents thereof to anyone other than its addressee and to Gould's in-house counsel), shall have accepted Purchaser's offer of employment in a writing signed by them on the terms set forth in
Article VI hereof.

(t) Non-competition Agreements. Non-competition Agreements providing for non-competition covenants for a term of three (3) years from the Closing Date and in the form of Exhibit E shall have been executed, in accordance with the requirements of Section 5.16 hereof by each of those Employees identified in a letter of Purchaser to Seller dated as of July 14, 1997 referencing this subsection 8.02(t) and delivered to Purchaser (which letter Purchaser can unilaterally modify at any time prior to the thirtieth day after the Effective Date and which letter Seller shall not copy, and shall retain in confidence and shall not disclose the existence or contents thereof to anyone other than its addressee and to Gould's in-house counsel).

(u) No Insolvency Proceeding. None of Seller, any Seller Subsidiary or any other affiliate of Seller or Gould shall have: (i) become subject to any Insolvency Proceeding or (ii) taken or attempted to take, any Insolvency Action.

(v) Proceedings and Documents Satisfactory. All proceedings, corporate or other, to be provided or undertaken by Seller in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel to Purchaser.

(w) No Violations. Consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and the Inducement Agreements will not breach any of the Intracompany Agreements (as that term is defined in the Inducement Agreements) and Gould, EFI and JEC shall have performed all of their respective obligations under the Inducement Agreements required to be performed by them thereunder prior to Closing, including assignment to Purchaser and SMIBV of the Gould License Agreements if Purchaser has so requested (as defined in the Inducement Agreements).

(x) Real Property Purchase Conditions. Each of the conditions precedent to Purchaser's purchase from Seller of the Fort Lauderdale Facility and the Melbourne Facility and the Condominiums contained in the Real Property Purchase Agreements shall have been satisfied in full or waived in writing by Purchaser. The Real Property Assets shall be free and clear of all Encumbrances whatsoever, including without limitation any mortgages.

(y) Sales and Use Taxes. Purchaser shall have received satisfactory evidence (including without limitation confirmation from the Florida Department of Revenue) of Seller's payment of all sales and use taxes due on or prior to the Closing.

(z) Fairness Opinion. Seller shall have received an opinion from Genesis that, as of the date of such opinion, the Cash Payment to be paid for the Storage Products Business is fair to Seller from a financial point of view (the "Genesis Opinion") and concurrently with the signing of this Agreement Seller shall have
(i) delivered to Purchaser either a copy of the written Genesis Opinion or a draft thereof and (ii) confirmed that Genesis has delivered the Genesis Opinion to the Board of Directors of Seller in writing or orally (followed by delivery in writing promptly thereafter and in any event prior to Closing). Prior to the Closing, Purchaser shall have received a signed copy of the Genesis Opinion.

(aa) Non-U.S. Assets. The Offshore Tangible Asset Bills of Sale substantially in the form of Exhibit C-2 hereof shall have been executed and delivered by Seller at the Closing, and all other obligations of Seller under Section 2.10 hereof shall have been performed.

(bb) Diagnostic, Test and QA Software. Purchaser shall be satisfied in its reasonable discretion that Purchaser shall have the right after Closing to lawfully use (without violating the Intellectual Property Rights of any third party) on any mainframe platform (including to test third party storage subsystems) all copies of mainframe diagnostic, test and QA software utilities and tools ("Test Software") currently used by Seller in Seller's business (including but not limited to Test Software used to test third party storage subsystems) or alternative Test Software that can be so lawfully used (without violating the Intellectual Property Rights of any third party) for the same purposes and with the same functional equivalency and efficiency (the "Noninfringing Test Software Use Right").

(cc) Certified Tangible Asset Schedule. Purchaser shall have received and shall be satisfied, in its sole discretion, with the Certified Tangible Asset Schedule and the report and evaluation of Coopers & Lybrand with respect thereto, including without limitation satisfied as to the details thereof and as to the location of the Purchased Assets and as to the correlation between said Schedule and the actual Tangible Assets delivered at Closing.

                            ARTICLE IX

                          INDEMNIFICATION

   SECTION 9.01. Loss Defined; Indemnitees. For purposes of this Article IX, the term "Loss" will mean and include any and all Liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation, injury or amounts paid in settlement, including, without limitation, those resulting from any and all claims, actions, suits, demands, assessments, investigations, judgments, orders, awards, arbitrations, settlements or other proceedings, together with reasonable costs and expenses, including the reasonable attorneys' and experts' fees, court costs, arbitration costs, filing fees and other legal costs and expenses relating thereto, together with interest accrued on each of the foregoing amounts from the date the same was incurred at the lower of (i) the prime rate charged from time to time by the Bank of America, N.T.&S.A. or
(ii) the highest rate of interest permitted under applicable law. As used in this Article IX, the term "Purchaser Indemnitees" means and includes Purchaser, SMIBV and any present or future officer, director, employee, affiliate, stockholder or agent of Purchaser or SMIBV and its or their respective successors and assigns.

   SECTION 9.02. Indemnification by Seller. Seller agrees, subject to the other terms, conditions and limitations of this Agreement (including the provisions of Section 9.05 hereof), to indemnify Purchaser, SMIBV and each of the other Purchaser Indemnitees against, and to hold Purchaser, SMIBV and each of the other Purchaser Indemnitees harmless from, all Loss arising out of:

(a) the failure of any representation or warranty of Seller contained in Article III (as qualified by Seller's Disclosure Letter) or Article VII of this Agreement to be true and correct as of the Effective Date and as of the Closing Date;

(b) the breach or violation by Seller of any covenant of Seller made herein;

(c) any of the Excluded Assets or any of the Excluded Liabilities or any other obligations or Liability of Seller not expressly assumed by Purchaser under this Agreement;

(d) the operation or management of the Storage Products Business or the Purchased Assets by Seller at any time or times on or prior to the Closing Date (including without limitation any and all Taxes arising out of, or payable with respect to, Seller's business operations through the Closing Date);

(e) Liability for (or any Liability applicable to Purchaser, SMIBV or any other Purchaser Indemnitee as a result of) noncompliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated by this Agreement or any claim asserting that any transactions contemplated by this Agreement constitutes a fraudulent conveyance or any similar claim;

(f) any demand, claim, debt, suit, cause of action, arbitration or other proceeding (including, but not limited to, a warranty claim, a product liability claim or any other claim) that is made or asserted by any third party that relates to any product or service that was sold, licensed or otherwise provided by Seller (either prior to, on or after the Closing);

(g) any demand, claim, debt, suit, cause of action, arbitration, investigation or other proceeding made or asserted by Seller or a shareholder or creditor of Seller or by Gould, EFI, or JEC or any affiliate thereof or by any other person or by any, receiver or trustee in bankruptcy of Seller or of the property or assets of Seller, asserting that the transfer of the Purchased Assets to Purchaser or SMIBV hereunder constitutes a fraudulent conveyance, fraudulent transfer or a preference under any applicable state or federal law, including but not limited to the United States Bankruptcy Code;

(h) any (A) Foreign Employee Liabilities; or (B) amount paid to or other Liability incurred with respect to any Mandated Employee; or (C) demand, claim, debt, suit, cause of action, arbitration, investigation or other proceeding made or asserted by any Mandated Employee or any other employee or independent contractor of Seller, any Seller Subsidiary or any affiliate of Seller or any former employee or independent contractor of Seller, any Seller Subsidiary or any affiliate of Seller, that relates in any manner to any alleged, actual or constructive termination by Seller, any Seller Subsidiary or any affiliate of Seller of such person's employment or the services of such person, or that involves a claim of adverse employment action, relocation, promotion, demotion, unequal pay or any other matter relating to the employment of such person by Seller, any Seller Subsidiary or any affiliate of Seller;

(i) termination by Seller, any Seller Subsidiary or any affiliate of Seller of the employment of any of the Employees at any time prior to, on or after the Closing Date, severance benefits related to any Employee's termination of employment with Seller, any Seller Subsidiary or any Seller affiliate, and any failure by Seller, any Seller Subsidiary or any Seller affiliate to pay or withhold any Taxes payable with respect to the employment by Seller any Seller Subsidiary or any Seller affiliate of any Employee or any failure by Purchaser to hire such Employee;

(j) any Transaction Taxes payable on or with respect to the purchase, sale, transfer or delivery of the Purchased Assets hereunder; and

(k) the failure of the closing condition set forth in Section 8.02(bb) to have been satisfied (whether or not such condition was waived by Purchaser), or any failure of Purchaser and SMIBV to have the Noninfringing Test Software Use Right from and after Closing or any claim by any party that Purchaser's or SMIBV'suse of the Test Software, or other exercise or attempted exercise of the Noninfringing Test Software Right, infringes any third party's Intellectual Property Rights or any Loss or Liabilities associated with acquiring the Noninfringing Test Software Use Right and related licenses from all parties whose Intellectual Property Rights might be infringed by Purchaser's use of the Test Software in connection with the Storage Products Business and, if such rights and licenses cannot be acquired, all Loss related to developing or having developed new, noninfringing Test Software for use in connection with the Storage Products Business in replacement of the Test Software used by Seller or related to hiring third parties to provide services equivalent to those Purchaser could provide itself if it had a Noninfringing Test Software Use Right.

(l) any claim for fees or costs, or amounts payable pursuant to indemnification obligations to, Genesis, including the $250,000 fee due Genesis.

   SECTION 9.03.  Procedures for Indemnification.

(a) As used herein, an "Indemnified Party" means a Purchaser Indemnitee seeking indemnification pursuant to Section 9.02 hereof. The Indemnified Party agrees to give Seller prompt written notice of any event, or any claim, action, suit, demand, assessment, investigation, arbitration or other proceeding by or in respect of a third party (a "Third Party Claim") of which it has knowledge, for which such Indemnified Party is entitled to indemnification under this Article
IX. No delay on the part of an Indemnified Party in giving Seller notice of a Third Party Claim shall relieve Seller from any obligation hereunder unless (and then solely to the extent) that Seller is prejudiced thereby.

(b) Seller will have the right, at its sole cost and expense, to defend the Indemnified Party against the Third Party Claim with counsel of Seller's choice that is reasonably satisfactory to the Indemnified Party so long as (i) Seller notifies the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third Party Claim that Seller intends to undertake such defense, (ii) Seller provides each Indemnified Party with evidence reasonably acceptable to the Indemnified Party that Seller will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, (v) Seller conducts the defense of the Third Party Claim actively and diligently; and (vi) the counsel chosen by Seller does not have any conflict of interest in representing the interests of the Indemnified Party.

(c) So long as Seller is conducting the defense of the Third Party Claim in accordance with Section 9.03(b) above, (i) the Indemnified Party may retain separate co-counsel and participate in the defense of the Third Party Claim at its own cost and expense (except as provided below) and shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent no privilege is thereby waived, (ii) the Indemnified Party may participate in settlement negotiations with respect to the Third Party Claim, and (iii) Seller will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless (A) each affected Indemnified Party consents thereto in writing (which consent will not unreasonably be withheld) or (B) the settlement, compromise or consent includes an unconditional release from all liability with respect to the claim in favor of each affected Indemnified Party.

(d) If Seller does not elect to assume control of or otherwise participate in the defense or settlement of any Third Party Claim, or if Seller does so elect but any of the conditions in Section 9.03(b) above is or becomes unsatisfied, or if Seller ceases to any time to actively defend the Third Party Claim, then, (i) the Indemnified Party may defend against and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, provided, however, that Seller (A) shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim so long as the receipt of such documents by Seller does not affect any attorney-client privilege relating to the Indemnified Party, and (B) may participate in settlement negotiations with respect to the Third Party Claim and the Indemnified Party shall not enter into any settlement without the prior written consent of the Seller (which consent shall not be unreasonably withheld), (ii) Seller will reimburse the Indemnified Party promptly and periodically for all costs and expenses incurred in defending against the Third Party Claim (including without limitation reasonable attorneys' and experts' fees and expenses and court and arbitration costs), and (iii) Seller will remain responsible for any Loss the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the Third Party Claim to the fullest extent provided in this Article IX.

   SECTION 9.04  Limitations on Indemnification.

(a) No Limitation Except Basket and Cap. Seller's liability to indemnify Purchaser and other Indemnified Parties for Loss under this Article IX shall not be subject to any limitation except as set forth below in clauses (i) and (ii) of this Section 9.04(a):

        (i) Seller shall not be required to provide indemnification under this
Article IX unless and until the aggregate Loss for which one or more Indemnified Parties seeks indemnification hereunder exceeds an aggregate of Five Hundred Thousand Dollars ($500,000) (the "Basket"), in which event Seller shall be liable to indemnify the Indemnified Parties for all Loss, including any Loss within the Basket.

        (ii) The aggregate Loss recoverable by Indemnified Parties (considered together as a group) against Seller under this Article IX shall not exceed the Cash Payment (the "Cap").

        Notwithstanding the foregoing, Purchaser and any other Indemnified Party shall be entitled to recover any Loss arising from (i) fraud or willful misconduct on the part of Seller, (ii) the failure of any representation or warranty of Seller contained in Article VII to be true and correct as of the Closing or (iii) the rescission of or injunction against any transaction contemplated by this Agreement, in each case regardless of the Basket and/or the Cap provisions contained in this Section 9.04(a).

(b) Time Limits. Notwithstanding anything herein to the contrary, no claim for indemnification under this Article IX may be brought after the expiration of the legal statute of limitations applicable to the subject matter of the claim underlying the claim for indemnification; provided, however, that with respect to the representations and warranties of Seller contained in Sections 3.07, 3.20, 3.21 and 3.26 of this Agreement, no claim for indemnification under this
Article IX may be brought after the fourth anniversary of the Closing Date. To preserve a claim for indemnification under this Article IX, an Indemnified Party need only provide written notice in reasonable detail of such claim to Seller prior to the expiration of the applicable time limit (if any) described in the preceding sentence; and if an Indemnified Party provides such notice prior to the expiration of such time limit, such Indemnified Party may pursue such claim for indemnification after the expiration of such time limit.

   SECTION 9.05  Setoff Rights.  In addition to its foregoing rights under this
Article IX, Purchaser and SMIBV may offset the amount of any Loss for which Purchaser and SMIBV are entitled to indemnification under this Article IX as a credit against Purchaser's and SMIBV's obligations under Article II hereof to pay Seller the Second Payment of Thirty-Five Million Dollars ($35,000,000), and Purchaser and SMIBV may effect such offset by withholding payment to Seller of the applicable amount of the Second Payment. Purchaser and SMIBV may set off a Loss under the preceding sentence even if the Basket is not yet exceeded, except in that case the Basket shall be reset to $0 for purposes of
Section 9.04(a)(i). Purchaser shall give Seller written notice of its intent to withhold and set off any part of the Second Payment and an opportunity for thirty (30) days to object thereto in writing, provided that the basis of the objection is specified in detail (if the parties cannot resolve a dispute as to whether setoff is proper, then if and to the extent that the proposed setoff exceeds $500,000 the excess shall be placed in escrow for up to one year pending resolution of the dispute). To ensure that Purchaser and SMIBV will be able to exercise its rights under this Section 9.05, until July 1, 1998, Seller shall not, directly or indirectly, assign or transfer to any other person any right to receive any portion of the Second Payment; provided that Seller my assign such right to Gould provided that such assignment will not in any way diminish Purchaser's and SMIBV's setoff rights under this
Section 9.05 or diminish or adversely affect any other rights of Purchaser or SMIBV under this Agreement or give Gould any right to bring any claim against Purchaser or SMIBV with respect to the Second Payment or any exercise of setoff rights under this Section 9.05.

   SECTION 9.06 No Limitation on Other Rights. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedies that Purchaser, SMIBV or any other Indemnified Party may have.

                                 ARTICLE X

                    TERMINATION, AMENDMENT AND WAIVER

   SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Purchaser; or

(b) by either Purchaser or Seller at any time prior to Closing, if the other commits a material breach of this Agreement that is not cured within thirty (30) days after notice thereof.

(c) by either Seller or Purchaser, if the Closing shall not have occurred prior to November 30, 1997; provided, however, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

(d) by either Seller or Purchaser if there shall have been instituted, pending or threatened (and not withdrawn) any action or proceeding by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, or there shall be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prevent consummation of any of the transactions contemplated by this Agreement, the Ancillary Agreements or the Inducement Agreements, or seeking to prohibit or limit Purchaser or any of its subsidiaries from exercising all material rights and privileges pertaining to ownership of the Purchased Assets or the ownership or operation by Purchaser or any of its subsidiaries of all or a material portion of the Purchased Assets, or seeking to compel Purchaser or any of its subsidiaries to dispose of or hold separate all or any material portion of the Purchased Assets.

   SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto; provided that nothing herein shall relieve either party from liability for any willful breach hereof.

   SECTION 10.03. Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

                               ARTICLE XI

                          GENERAL PROVISIONS

   SECTION 11.01. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

   SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)     if to Seller:

              Encore Computer Corporation
              6901 W. Sunrise Boulevard
              Fort Lauderdale, FL 33313-4499
              Attention:        Kenneth G. Fisher, Chairman and CEO
              Telecopy: (954) 797-5618

              with a copy to:

              Choate, Hall & Stewart
              Exchange Place
              53 State Street
              Boston, MA 02109-2891
              Attention:        Cameron Read, Esq.
              Telecopy: (617) 248-4000

        (b)     if to Purchaser or SMIBV:

              Sun Microsystems, Inc.
              901 San Antonio Road
              Palo Alto, CA 94303
              Attention:        General Counsel
              Telecopy: (415) 786-7947

              with a copy to:

              Fenwick & West LLP
              Two Palo Alto Square, Suite 800
              Palo Alto, CA 94306
              Attention:        David W. Healy, Esq.
              Kenneth A. Linhares, Esq.
              Telecopy: (415) 494-1417

   SECTION 11.03. Public Announcements. Except as may otherwise be required by law, Seller shall not make or cause to be made any public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without prior written consent of Purchaser.

   SECTION 11.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 11.05.  Severability.

(a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(b) Notwithstanding Section 11.05(a) above, the scope and effect of the covenants contained in Section 5.07 hereof shall be as broad in time (but not beyond the applicable time periods set forth therein), geography, scope of business and in all other respects as is permitted by applicable law. The covenant contained in Section 5.07(a) hereof shall be construed as a series of separate covenants, one for each geographic area within the Restricted Area. Each such separate covenant shall be construed to be a separate, independent and concurrent covenant and obligation of Seller that is cumulative and in addition to, and not in lieu of or in conflict with, any other of such separate covenants, and the unenforceability of any such separate, independent and concurrent covenant or covenants shall have no effect on the enforceability of any other of such separate covenants. Should a court or other body of competent jurisdiction determine that any term or provision of the covenants contained in
Section 5.07 is excessive in scope or duration or is unenforceable in any respect, then the parties agree that such term or provision shall not be voided or made unenforceable, but rather shall be modified so as to be enforceable, in accordance with the purposes stated in the preceding sentence and with applicable law, and all other terms and provisions of the covenants contained in
Section 5.07 shall remain valid and fully enforceable.

(c) Notwithstanding any other provision in Section 5.14, to the extent that Purchaser determines in good faith that any right or obligation under Section
5.14 would be contrary to the requirements of the HSR Act, such right or obligation shall not be enforceable unless and until such time as the requirements under the HSR Act have been satisfied.

   SECTION 11.06. Entire Agreement. This Agreement, the Ancillary Agreements and the Purchase Price Allocation Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral. Upon the effectiveness of the Closing, the Existing Confidentiality Agreement shall terminate.

   SECTION 11.07. Assignment. This Agreement shall not be assigned by Purchaser or SMIBV or Seller without the prior written consent of the non-assigning parties; provided, however, that Purchaser may assign all or a portion of its rights and obligations hereunder to one or more wholly-owned subsidiaries of Purchaser.

   SECTION 11.08. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   SECTION 11.09. Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser (which instrument will bind SMIBV). Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

   SECTION 11.10. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed in and to be performed by residents of California within that State. Seller consents to submit to the jurisdiction of any federal or state court located in the State of California and agrees not to object to venue in the federal or state courts located in Santa Clara County, California.

   SECTION 11.11. Construction of "Seller". The term "Seller", wherever used in this Agreement, shall be deemed to refer to each, any and/or all of Encore, Encore Computer U.S., Inc. and Encore Computer International, Inc., except where Purchaser otherwise consents or unilaterally specifies in writing by written notice to Encore. Collective references to Seller will be construed as if all such entities are a single entity, so that, for example, verbs used therewith can be as if "Seller" referred to a single entity, even though it refers to multiple entities, and "Seller's" shall be construed to mean "each Seller's".

   SECTION 11.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of This Page Left Intentionally Blank]


IN WITNESS WHEREOF, Seller, SMIBV and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

"SELLER"                           "PURCHASER"

ENCORE COMPUTER CORPORATION        SUN MICROSYSTEMS, INC.

By:                                By:
Name:                              Name:
Title:                             Title:

                                        "SMIBV"

ENCORE COMPUTER INTERNATIONAL,INC.      SUN MICROSYSTEMS INTERNATIONAL, B.V.

By:                                By:
Name:                              Name:
Title:                             Title:


 ENCORE COMPUTER U.S., INC.

By:
Name:
Title:


[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

                             MODIFICATION AGREEMENT

         This Modification Agreement (this "AGREEMENT") is made and entered into as of November 24, 1997 (the "EFFECTIVE DATE") among ENCORE COMPUTER CORPORATION, a Delaware corporation ("ENCORE") and its undersigned wholly owned subsidiaries ENCORE COMPUTER U.S., INC., a Delaware corporation, and ENCORE COMPUTER INTERNATIONAL, INC., a Delaware corporation (individually and collectively, "SELLER"), on the one hand, and, on the other hand, SUN MICROSYSTEMS, INC., a Delaware corporation ("PURCHASER"), and SUN MICROSYSTEMS INTERNATIONAL, B.V., a Netherlands corporation ("SMIBV").

                                 R E C I T A L S

         A. The parties hereto have entered into a certain Asset Purchase Agreement dated as of July 17, 1997 (the "PURCHASE AGREEMENT"), pursuant to which Seller will, subject to certain terms and conditions, sell to Purchaser and SMIBV certain assets associated with the Seller's Storage Products Business (as defined in Section 1.01 of the Purchase Agreement).

         B. Pursuant to the provisions of Section 11.09 of the Purchase Agreement (which permits the Purchase Agreement to be amended and modified by a writing signed by Seller and Purchaser) the parties are entering into this Agreement to modify and amend the Purchase Agreement as provided herein.

         NOW THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereby agree as follows:

         1. CERTAIN TERMS. Any capitalized terms not defined in this Agreement shall have the same meanings defined for such terms in the Purchase Agreement.

         2. AGREEMENTS REGARDING PAYMENT AND ESCROW.

                  (a) BACKGROUND. Section 2.03(c)(i) of the Purchase Agreement provides that, at the Closing and on the Closing Date, Purchaser will pay the sum of One Hundred Fifty Million Dollars ($150,000,000) of the Cash Payment (which $150,000,000 sum is defined in the Purchase Agreement as the "CLOSING PAYMENT") to an escrow agent, with the Closing Payment to be disbursed as provided in Section 2.03(c)(i) of the Purchase Agreement, in order to pay in full all Closing Debts to Closing Creditors. Section 2.03(g) of the Purchase Agreement further provides that, as additional consideration for the Finished Products (other than the Included Products), Purchaser will pay to Seller at the Closing on the Closing Date an amount (hereinafter called the "ADDITIONAL PAYMENT") equal to Three Million Dollars ($3,000,000) minus (i) the sum of Two Hundred Thousand Dollars ($200,000) for each Storage Product sold by or for Seller prior to the Closing Date and (ii) any Loss or Liability of the type described in Section 9.02(k) of the Purchase Agreement that is incurred, or estimated in good faith by Purchaser to be incurred, at any time prior to or after the Closing.

                  (b) ADJUSTMENT AND FINAL COMPUTATION OF CLOSING PAYMENT. Notwithstanding the provisions of the Purchase Agreement, the parties hereby acknowledge and agree that the final amount of the Closing Payment described in Section 2.03(c) of the Purchase Agreement shall be reduced from One Hundred Fifty Million Dollars (U.S.$150,000,000) to One Hundred Forty-Nine Million Eight Hundred Eighty-Two Thousand Six Hundred Eighty-Three Dollars (U.S.$149,882,683) (the "FINAL CLOSING PAYMENT"). This reduction of the Closing Payment by the sum of One Hundred Seventeen Thousand Three Hundred Seventeen Dollars (U.S$117,317) is being made to reflect that certain subsidiaries of Purchaser will be required to assume Liabilities of certain non-United States subsidiaries of Encore in the amount of U.S.$117,317 which Purchaser had not agreed to assume under the Purchase Agreement.

                  (c) FINAL COMPUTATION OF ADDITIONAL PAYMENT. The parties hereby acknowledge and agree that the final amount of the Additional Payment called for by Section 2.03(g) of the Purchase Agreement shall be the sum of One Million Two Hundred Eighty Five Thousand Five Hundred Forty-Four Dollars (U.S.$1,285,544) (the "FINAL ADDITIONAL PAYMENT"). The Final Additional Payment was computed as follows:

     Beginning Additional Payment:                           $3,000,000
     LESS amounts for each Storage Product
        sold by or for Seller prior to Closing:             ($1,714,456)
                                                            ------------


     FINAL ADDITIONAL PAYMENT:                               $1,285,544

                   (d) AGREEMENT REGARDING PAYMENTS AT CLOSING. Notwithstanding anything in the Purchase Agreement to the contrary, the parties hereby agree that the total amount of cash payable by Purchaser, SMIBV and/or certain subsidiaries of Purchaser at the Closing under the Purchase Agreement shall be the sum of One Hundred Fifty One Million One Hundred Sixty-Eight Thousand Two Hundred Twenty-Seven Dollars ($151,168,227), which amount is hereinafter called the "TOTAL CASH CLOSING PAYMENT". The amount of the Total Cash Closing Payment was computed as follows:

      Final Closing Payment:                                $149,882,683

      Final Additional Payment:                               $1,285,544
                                                              ----------
      TOTAL CASH CLOSING PAYMENT:                           $151,168,227

                  (e) TOTAL AMOUNTS PAYABLE UNDER PURCHASE AGREEMENT. The parties acknowledge and agree that the total amount payable by Purchaser under the Purchase Agreement is One Hundred Eighty-Six Million One Hundred Sixty-Eight Thousand Two Hundred Twenty-Seven Dollars ($186,168,227), consisting of the Total Cash Closing Payment of $151,168,227, plus the Second Payment of Thirty-Five Million Dollars ($35,000,000) referred to in Section 2.03(d) of the Purchase Agreement. This Section is included for clarification purposes only and nothing herein will alter Purchaser's rights of offset and indemnity under the Purchase Agreement.

                  (f) PAYMENT OF TOTAL CASH CLOSING PAYMENT. The parties acknowledge and agree that, at the Closing on the Closing Date (except as provided in Section 2(f)(i)(b) below), the Total Cash Closing Payment shall be paid to Seller as follows:

                  (i) Purchaser shall pay to Encore in United States funds the following amounts (collectively, the "ENCORE PAYMENT") by a wire transfer to Encore's bank account set forth on EXHIBIT 1: (a) the sum of Ten Million One Hundred Fifty Eight Thousand Nine Hundred Seventy-Eight Dollars and Forty-Three Cents (U.S.$10,158,978.43); and (b) the sum of Four Hundred Forty Six Thousand Four Hundred Dollars Exactly (U.S.$446,400), which sum shall be wire transferred within five (5) business days after Closing. [Since this U.S.$446,400 sum was not included in the amounts allocated under the executed Purchase Price Allocation Agreement prepared in accordance with Section 2.03(d) of the Purchase Agreement, Purchaser may unilaterally modify the Purchase Price Allocation Agreement to include such sum and provide written notice of such modification to Seller and such modification shall bind Seller.]

                  (ii) Purchaser shall pay to Gould Electronics, Inc. ("GOULD") the sum of One Hundred Eighteen Million Five Hundred Fifty Thousand Nine Hundred Seventy-Two Dollars and Fifty-Seven Cents (U.S.$118,550,972.57) (the "DIRECTED PAYMENT") by a wire transfer to Gould's bank account set forth on EXHIBIT 1 hereto. The parties acknowledge that the Directed Payment is being paid to Gould at Seller's request and direction for Seller's account and benefit in payment of certain obligations of Seller to Gould. Seller hereby agrees with Purchaser and SMIBV that, by no later than the close of business on the second (2nd) business day following the Closing Date, Seller shall furnish to Purchaser a receipt executed by Gould in which Gould will acknowledges its receipt of the entire Directed Payment.

                  (iii) Purchaser shall cause Sun Microsystems France, S.A. to pay to Encore Computer, S.A. ("ENCORE FRANCE") the sum of Eleven Thousand Eight Hundred Seventy-Six Dollars (U.S.$11,876), which shall be paid in French Francs as provided in EXHIBIT 2.

                  (iv) Purchaser shall pay to the First Trust of California, National Association, as escrow agent (the "ESCROW AGENT") under the Escrow Agreement described in Section 2(h) below, the sum of Twenty-Two Million Dollars (U.S.$22,000,000).

                  (g) OFFSHORE PAYMENTS. The parties acknowledge and agree that the portion of the Encore Payment (as defined above) indicated on EXHIBIT 2 is being paid by Purchaser on behalf of those Purchaser subsidiaries listed on
Exhibit 2 to Encore as agent for the applicable Encore subsidiaries indicated on
Exhibit 2 in the respective amounts shown on such Exhibit.

                  (h) ESCROW AGREEMENT. The parties hereby agree that, at the Closing, the parties will each execute and deliver to each other an Escrow Agreement in the form attached hereto as EXHIBIT 3 (the "ESCROW AGREEMENT). The parties acknowledge and agree that the terms and conditions of the Escrow Agreement shall supersede the provisions of Section 2.03(c)(i) of the Purchase Agreement regarding any escrow of any part of the Closing Payment or the Final Closing and the release or disbursement of any such amount.

                  (i) UPDATED CLOSING CREDITOR LIST. As required by the Purchase Agreement, at the Closing, Seller shall deliver to Purchaser and to the party appointed to act as the escrow agent under the Escrow Agreement, an updated
Schedule 2.03(b) to Seller's Disclosure Letter prepared in accordance with the provisions of Section 2.03(b) of the Purchase Agreement (the "UPDATED CLOSING CREDITOR LIST") which shall list all Closing Debts and Closing Creditors at the Closing Date strictly in accordance with the provisions of Section 2.03(b) of the Purchase

Agreement. Seller represents and warrants to Purchaser that all information in the Updated Closing Creditor List is true, accurate and complete in all respects and that the Updated Closing Creditor List shall contain a true and complete list of all Closing Debts, all Closing Creditors and all amounts owed to each Closing Creditor as required by the provisions of Section 2.03(b) of the Purchase Agreement, and that any inaccuracy or error in the Updated Closing Creditor List or any omission from the Updated Closing Creditor List of any information required to be included therein pursuant to Section 2.03(b) of the Purchase Agreement or this Section 2(d) shall be deemed to be a failure of a representation and warranty of Seller under Article III of the Purchase Agreement, such that Purchaser shall be entitled to indemnification from Seller for any Loss arising out of such failure in accordance with the provisions of
Article IX of the Purchase Agreement.

         3. AMENDMENT OF SECTION 9.02; ADDITIONAL INDEMNITY.

         (a) LITIGATION. Prior to November 24, 1997, various lawsuits, including those identified on Schedule 3(a) hereto, were filed in the Delaware Chancery Court against Gould, Seller and Seller's directors relating to the transaction contemplated by the Asset Purchase Agreement (the "FILED LITIGATION"). For purposes of this Agreement, the term "LITIGATION" shall mean and include any of the following, whether filed prior to or after the Closing: (i) the Filed Litigation, (ii) any additional lawsuits filed against Gould, Seller and/or Seller's officers or directors (including by or on behalf of stockholders of Encore or Encore itself) challenging or otherwise relating to (A) the transaction contemplated by the Asset Purchase Agreement ("TRANSACTION"), (B) the use or distribution of Transaction proceeds, (C) the agreement between Gould and Encore dated July 17, 1997 relating to the use and distribution of Transaction proceeds, (D) the process of soliciting stockholder approval of the Transaction, or (E) the Encore directors' exercise of fiduciary duties in connection with the Transaction and/or such Gould/Encore agreement, (iii) any actions seeking full or partial rescission of the Transaction, and (iv) any lawsuits filed against any of the Purchaser Parties by or on behalf of stockholders of Encore or derivatively on behalf of Encore itself relating to the Transaction, including without limitation those seeking full or partial rescission of the Transaction, rescissory damages or other damages, in each case, as such lawsuits are originally filed, later amended, or later consolidated with each other or with other suits constituting Litigation. The filing and pendency of any Litigation prior to the Closing could preclude the closing condition set forth in Section 8.02(e) of the Asset Purchase Agreement from being satisfied. To induce Purchaser and SMIBV to waive this Closing condition and close the Transaction contemplated by the Asset Purchase Agreement despite the pendency of any Litigation at the time scheduled for Closing, Seller hereby agrees with Purchaser and SMIBV to amend and modify Section 9.02 of the Purchase Agreement by adding the following new subsections (m) and (n) to the end of Section 9.02 to read in their entirety as follows:

                  (M) THE LITIGATION (AS DEFINED IN THAT CERTAIN MODIFICATION AGREEMENT DATED AS OF NOVEMBER 24, 1997 AMONG SELLER, PURCHASER AND SMIBV (THE "MODIFICATION AGREEMENT")), INCLUDING WITHOUT LIMITATION ANY DAMAGES, LEGAL FEES AND OTHER COSTS OR OTHER LOSS INCURRED BY ANY OF PURCHASER INDEMNITEES IN CONNECTION WITH THE LITIGATION AND ALL LOSS AT ANY TIME ARISING AS A RESULT OF THE LITIGATION DUE TO ANY FULL OR PARTIAL RESCISSION OF, OR INJUNCTION AGAINST, OR AWARD OF RESCISSORY DAMAGES IN LIEU OF RESCISSION OF, OR OTHER AWARD OF DAMAGES IN CONNECTION WITH, ANY OF THE FOLLOWING: (X)

         THE PURCHASE BY PURCHASER, SMIBV OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES OF THE PURCHASED ASSETS OR ANY PORTION THEREOF PURSUANT TO THIS AGREEMENT OR (Y) THE DISTRIBUTION OF THE PROCEEDS OF ANY AMOUNTS PAID BY PURCHASER, SMIBV OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES PURSUANT TO THIS AGREEMENT OR FOR ANY PURCHASED ASSETS TO OR BY SELLER, GOULD, ANY CREDITOR OR EMPLOYEE OR SHAREHOLDER OF ENCORE OR THE ESCROW AGENT APPOINTED PURSUANT TO THE ESCROW AGREEMENT CALLED FOR BY THE MODIFICATION AGREEMENT.

                  (N) WITH RESPECT TO THE PROXY STATEMENT OF ENCORE COMPUTER CORPORATION MAILED TO ITS STOCKHOLDERS SEEKING APPROVAL OF THE TRANSACTION (AS DEFINED IN THE MODIFICATION AGREEMENT), THE INCLUSION OF ANY UNTRUE STATEMENT OF A MATERIAL FACT OR THE OMISSION TO STATE ANY MATERIAL FACT REQUIRED TO BE STATED THEREIN OR NECESSARY TO MAKE THE STATEMENTS THEREIN, IN LIGHT OF THE CIRCUMSTANCES IN WHICH THEY ARE MADE, NOT MISLEADING, OR THE FAILURE OF SUCH PROXY STATEMENT (OR OF THE TIMING OR MANNER OF DISTRIBUTION OF SUCH PROXY STATEMENT) TO COMPLY WITH THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND ALL RULES AND REGULATIONS PROMULGATED THEREUNDER AND THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE.

         (B) TECHNOLOGY TRANSFER. To indemnify Purchaser from Loss resulting from failure of Technology Transfer (as defined in Section 11 hereof), Seller hereby agrees with Purchaser and SMIBV to amend and modify Section 9.02 of the Purchase Agreement by adding the following new subsection (o) to the end of
Section 9.02 to read in its entirety as follows (with Losses under Section 9.02(o) being recoverable without reference to the Basket limitations of Section 9.04(a) thereof (but any such recovered sum shall not be credited against the Basket)):

                  (O) RESULTING FROM THE FAILURE OF THE NAMED EMPLOYEE (AS DEFINED IN THE MODIFICATION AGREEMENT) TO EXERCISE BEST EFFORTS TO ACCOMPLISH, AND TO SUCCESSFULLY COMPLETE TO PURCHASER'S REASONABLE SATISFACTION, THE TECHNOLOGY TRANSFER (AS THAT TERM AND PROCESS IS DEFINED IN AND PURSUANT TO THE MODIFICATION AGREEMENT) BY THE 90TH DAY AFTER THE CLOSING DATE.

         (C) NONINFRINGING TEST SOFTWARE USE RIGHT. Purchaser has been advised by the vendor of the Test Software that the Noninfringing Test Software Right may not be available at no cost to Purchaser or for the uses intended, including to test storage subsystems, and/or that to obtain limited use rights thereof Purchaser may be required to obtain a maintenance contract, under which Purchaser may be required to pay for service that does not meet the need for which Purchaser required the Noninfringing Test Software Right. Accordingly, without limiting any rights of Purchaser under Section 9.02(k) of the Purchase Agreement, Seller hereby agrees with Purchaser and SMIBV to amend and modify
Section 9.02 of the Purchase Agreement by adding the following new subsection
(p) to the end of Section 9.02 to read in its entirety as follows (with Losses under Section 9.02(k) or Section 9.02(p) being recoverable without reference to the Basket limitations of Section 9.04(a) thereof (but any such recovered sum shall not be credited against the Basket)):

                  (P) ASSOCIATED WITH ACQUIRING OR OBTAINING LICENSE RIGHTS FOR THE NONINFRINGING TEST SOFTWARE RIGHT FROM THE TEST SOFTWARE VENDOR OR OTHERS,

         FOR USE IN TESTING STORAGE SUBSYSTEMS, OR ACQUIRING A MAINTENANCE CONTRACT FOR THE USEFUL LIFE OF THE STORAGE PRODUCTS WHEREBY AT LEAST LIMITED PORTIONS OF THE NONINFRINGING TEST SOFTWARE RIGHT ARE OBTAINED, INCLUDING ALL PURCHASE, LICENSE AND MAINTENANCE FEES IN CONNECTION THEREWITH.

         (D) SETOFF RIGHTS. All Loss recoverable under Sections 3(b) and (c) hereof (and Sections 9.02 (k), (o) and (p) of the Purchase Agreement) may be offset from the Second Payment in accordance with the procedures specified in
Section 9.05 of the Asset Purchase Agreement and without reference to the Basket limitations of Section 9.04(a) thereof (and this offset sum shall not be credited against the Basket), in addition to any other remedy Purchaser and any Purchaser Indemnitee may have under Article IX of the Purchase Agreement.

           4. AMENDMENT OF SECTION 9.04(A). The last paragraph of Section 9.04(a) of the Purchase Agreement shall be amended to read in its entirety as follows (amended text being highlighted in bold format):

         Notwithstanding the foregoing, Purchaser and any other Indemnified Party shall be entitled to recover any Loss arising from (i) fraud or willful misconduct on the part of Seller, (ii) the failure of any representation or warranty of Seller contained in Article VII to be true and correct as of the Closing, (iii) the rescission of or injunction against any transaction contemplated by this Agreement, (IV) ANY MATTER DESCRIBED IN SECTION 9.02(M) OF THIS AGREEMENT, OR (V) ANY MATTER DESCRIBED IN SECTION 9.02(N) OF THIS AGREEMENT, in each case regardless of the Basket and/or Cap provisions contained in this
         Section 9.04(a).

         5. EUROPEAN EMPLOYEES. Seller and Purchaser agree that, effective as of the date of the Closing, Purchaser and/or any subsidiary of Purchaser designated by Purchaser, will hire the thirteen (13) European Employees who are listed on
EXHIBIT 4 attached hereto (the "EUROPEAN EMPLOYEES") as "at will" employees of Purchaser or of any such subsidiary of Purchaser, as applicable, at each such European Employee's current base salary rate and on the terms and conditions set forth in this Section 5; PROVIDED HOWEVER, that Purchaser and each Purchaser subsidiary shall be free to terminate the employment of any and all of the European Employees employed by them at any time, for any reason or no reason. In the event that Purchaser or any Purchaser subsidiary terminates the employment of any European Employee at any time during the six (6) month period beginning on the Closing Date, then Seller shall indemnify, hold harmless and defend Purchaser, SMIBV, any subsidiary of Purchaser or SMIBV (and any officers, directors and employees thereof) from and against all loss and Liabilities arising in any manner from the termination of any or all of such European Employees, as if each of such European Employees was a "Mandated Employee" (as defined in Section 6.01(d) of the Purchase Agreement) and such loss and Liabilities were Foreign Employee Liabilities (as defined in Section 6.01(d) of the Purchase Agreement).

         6. COPYRIGHT RECORDATIONS. Without in any way altering or limiting any provision of the Purchase Agreement, as a material inducement to Purchaser and SMIBV to effect the Closing, Seller agrees: (a) to file with the United States Copyright Office on an expedited basis, by no later than five (5) business days after the Closing Date, applications to register United States copyrights in all copyrightable works of Seller (including without limitation software and documentation) that are included among the Purchased Assets and which Purchaser has designated to Seller in a writing that Purchaser will deliver to Seller within two (2) business days of the Closing Date; and (b) to sign confirmatory assignments of all copyrightable works of Seller (including without limitation software and documentation) that are included among the Purchased Assets and to record such confirmatory assignments with the United States Copyright Office no later than one (1) month after the Closing Date. Purchaser will pay all out of pocket costs reasonably incurred by Seller in completing any of the foregoing tasks and will commit appropriate legal or other resources in an effort to assist Seller to complete these tasks.

         7. BILL OF SALE. Section 2.10(c) of the Purchase Agreement provides that separate Offshore Tangible Asset Bills of Sale will be prepared, executed and delivered by Seller and each of the Applicable Purchaser Subsidiaries to document the sale, assignment and transfer of title to the Offshore Tangible Assets to such Applicable Purchaser Subsidiaries. In lieu of such requirement, documentation of the sale, assignment and transfer of title to the Offshore Tangible Assets to the Applicable Purchaser Subsidiaries shall occur in the Bill of Sale. Furthermore, the Offshore Tangible Asset Bills of Sale shall not be considered Ancillary Agreements.

         8. SPARE PARTS. Spare parts of Seller located in France shall not be considered Excluded Assets.

         9. PATENT DOCUMENTATION. Without in any way altering or limiting any provision of the Purchase Agreement, Seller agrees to complete or correct the listing of issued patents and patent applications appearing in SCHEDULE A of the Patent Assignment if said SCHEDULE A is not completely accurate (as determined by Purchaser in its sole discretion) as of the Closing as soon as possible after the Closing and in no event later than five (5) business days after the Closing.

         10. TRADEMARK ASSIGNMENT. Without in any way altering or limiting any provision of the Purchase Agreement, as a material inducement to Purchaser and SMIBV to effect the Closing, Seller agrees that, to the extent requested by Purchaser and SMIBV, Seller will provide all assistance necessary for Purchaser and SMIBV to register and enforce the Trademark Assets and record the assignment to Purchaser and SMIBV of the Trademark Assets, including without limitation, by executing trademark assignments for recordation in foreign jurisdictions and providing Purchaser and SMIBV with (i) information concerning the specific products with which each of Seller's marks has been used in the United States and in foreign jurisdictions, (ii) the dates on which Seller's marks were first used in the United States and in foreign jurisdictions, (iii) evidence, such as purchase orders and invoices, demonstrating such first use dates and (iv) product packaging or other specimens demonstrating use of Seller's marks on products distributed in the United States and in foreign jurisdictions. Purchaser will pay all out of pocket costs reasonably incurred by Seller in completing any of the foregoing tasks and will commit appropriate legal or other resources in an effort to assist Seller to complete these tasks.

         11. TECHNOLOGY TRANSFER AND BONUS. Purchaser believes that it may be critical to Purchaser's ability to utilize and further develop and integrate the Storage Products that a certain employee of Seller or one of its subsidiaries (the "NAMED EMPLOYEE") exercise best efforts to transfer to Purchaser, and to train and cooperate with Purchaser technical personnel and management with respect to, all technical information and know-how relating to the Storage Products or to the manufacture, installation, use or integration thereof that is requested by Purchaser or known to the Named Employee, all in accordance with technology transfer requirements and procedures specified by Purchaser (collectively, the "TECHNOLOGY TRANSFER").

Accordingly, Seller agrees, jointly and severally with Gould, to fund immediately upon demand by Purchaser, the payment of a bonus in the amount of (pound)120,000 to the Named Employee, which bonus shall be payable only if Purchaser determines that the Named Employee has exercised best efforts to effect and has successfully completed the Technology Transfer by the 90th day after the Closing Date. If this bonus is not so paid upon such demand, Purchaser may offset (pound)120,000 plus interest at the highest legally permissible rate from the Second Payment in accordance with the procedures specified in Section
9.05 of the Asset Purchase Agreement and without reference to the Basket limitations of Section 9.04(a) thereof (and this offset sum shall not be credited against the Basket). The Named Employee is Nick Connolly.

         12. REPRESENTATION. Seller hereby represents to Purchaser and SMIBV as set forth in this Section. The proxy statement of Encore Computer Corporation mailed to its stockholders seeking approval of the Transaction (as defined in the Modification Agreement) does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Further, all corporate approvals of the Transaction and the Purchase Agreement required under the General Corporation Law of the State of Delaware have been duly, validly and timely obtained in compliance with that law and the certificate of incorporation and bylaws of Encore Computer Corporation. Both the notice of the stockholders meeting to approve the Transaction and the proxy statement soliciting such stockholder approval complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder and the General Corporation Law of the State of Delaware and each was duly and timely mailed in excess of 20 days prior to the stockholders meeting and the transfer agent certificate so certifying is in all respects accurate and complete and not misleading or fraudulent in any way. The foregoing shall be deemed to be a representation and warranty by Seller to Purchaser and SMIBV made under Article III of the Purchase Agreement (the "CORPORATE APPROVAL REPRESENTATION"). Purchaser and SMIBV shall be entitled to exercise their rights of indemnification under Article IX of the Purchase Agreement with respect to any and all Loss arising out of any failure of any Corporate Approval Representation to be true and correct in all material respects.

         13. AMENDMENT TO EXHIBIT A. Purchaser shall have the right unilaterally to amend Exhibit A to the Purchase Agreement at any time within thirty (30) days after Closing and Seller shall cooperate with Purchaser to ensure that Exhibit A accurately describes each Assigned Contract listed in Exhibit A and that any contract added as an exhibit post-Closing is duly assigned to Purchaser without breach of any such assigned contract. Furthermore, although the Intellectual Property License Agreement between Encore Computer Corporation, Encore Computer U.S., Inc. and Gould dated as of January 28, 1991 and the associated Escrow, Access and Training Agreement of even date therewith between the same parties are included in Exhibit A, it shall, notwithstanding Section 2.01(a) of the Purchase Agreement and notwithstanding the Assumption Agreement delivered pursuant thereto, be deemed assigned (and the corresponding obligations of Encore thereunder assumed) not necessarily to and by Purchaser but to and by such designee of Purchaser (which could include Purchaser or any subsidiary or other related designee of Purchaser) as is named in SCHEDULE 13 hereof. Such
Schedule 13 may be unilaterally attached hereto by Purchaser, countersigned by such subsidiary or designee, at any time within 30 days after the Closing Date and it will be deemed to have been attached, and the assignment to and assumption by, such designee shall be deemed to have occurred, as of the

Closing Date without an intervening assignment of such Encore contract rights to Purchaser (if a different designee is named).

         14. EFFECT OF THIS AGREEMENT. Except as expressly modified by this Agreement, the Purchase Agreement shall remain in full force and effect. To the extent that there is any conflict with or inconsistency between this Agreement and the Purchase Agreement, the provisions of this Agreement will prevail and govern.

         15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, parties have executed this Agreement effective as of the Effective Date of this Agreement.

ENCORE COMPUTER CORPORATION                SUN MICROSYSTEMS, INC.

By:                                        By:
   --------------------------------           ----------------------------------
Name:                                      Name:
     ------------------------------             --------------------------------

Title:                                     Title:
      -----------------------------              -------------------------------

ENCORE COMPUTER U.S., INC.                 SUN MICROSYSTEMS
                                              INTERNATIONAL, B.V.

By:                                        By:
   --------------------------------           ----------------------------------

Name:                                      Name:
     ------------------------------             --------------------------------

Title:                                     Title:
      -----------------------------              -------------------------------

ENCORE COMPUTER INTERNATIONAL,
   INC.

By:
   --------------------------------

Name:
     ------------------------------

Title:
      -----------------------------

ATTACHMENTS:

Exhibit 1:        Bank Accounts of Encore and Gould
Exhibit 2:        Offshore Subsidiary Payments
Exhibit 3:        Escrow Agreement
Exhibit 4:        European Employees

                   [SIGNATURE PAGE TO MODIFICATION AGREEMENT]

                                    EXHIBIT 1

                        BANK ACCOUNTS OF ENCORE AND GOULD

ENCORE'S BANK ACCOUNT

Name of Bank:  Industrial Bank of Japan LTD, New York Branch
Address:  1251 Avenue of the Americas, New York, NY 10020-1104
Account No.:  2051-14033
ABA # and Wire Instructions:  026008345
Contact Person
Telephone
Fax

GOULD'S BANK ACCOUNT

Name of Bank:  National City Bank
Address:  Cleveland, OH 44101
Account No.:  2530806
ABA # and Wire Instructions:  041000124
Contact Person
Telephone
Fax

                                    EXHIBIT 2

                          OFFSHORE SUBSIDIARY PAYMENTS

Payment by Sun Microsystems France, S.A. to Encore Computer, S.A.:  FRF 68,933

Payment by Purchaser to Seller on behalf of Purchaser's subsidiaries for the benefit of Seller's subsidiaries:

PURCHASER SUBSIDIARY                                 SELLER SUBSIDIARY          AMOUNT
--------------------                                 -----------------          ------
Sun Microsystems GmbH                       Encore Computer GmbH                US$ 364,295
Sun Microsystems Italia S.p.A.              Encore Computer Italia S.p.A.       US$ 18,787
Sun Microsystems Nederland B.V.             Encore Computer Nederland B.V.      US$ 19,786
Sun Microsystems Iberica S.A.               Encore Computer Espana, S.A.        US$ 44,683
Sun Microsystems Ltd.                       Encore Computer (UK) Ltd.           US$ 609,910

                                    EXHIBIT 3

                                ESCROW AGREEMENT

                                    EXHIBIT 4

                               EUROPEAN EMPLOYEES

                                Angus Reid (U.K.)

                              Glen Robinson (U.K.)

                                Helen Kemp (U.K.)

                              Carina Mallett (U.K.)

                                 Ed Aston (U.K.)

                               Lee Herring (U.K.)

                               Tom Higgins (U.K.)

                              Stephen Cross (U.K.)

                              Peter Stevens (U.K.)

                               John Pimlott (U.K.)

                            Michael Stanke (Germany)

                                A. Garcia (Spain)

                              P. Proserpio (Italy)

                                  SCHEDULE 3(A)

           COMPLAINTS FILED PRE-CLOSING IN THE DELAWARE CHANCERY COURT
                  AGAINST GOULD, SELLER AND SELLER'S DIRECTORS
                          BY THE PLAINTIFFS BELOW NAMED
                    RELATING TO THE ASSET PURCHASE AGREEMENT

1. Case No. 16044; Plaintiffs Collings, Helfgott, Kiley, Rosenblum, Stewart and Williams

2.       Case No. 16045; Plaintiff Croyden Associates

3.       Case No. 16046; Plaintiff William DiLorenzo

4.       Case No. 16049; Plaintiff Joseph Shires

                                   SCHEDULE 13

            PURCHASER DESIGNEE OF SELLER RIGHTS UNDER GOULD AGREEMENT

                                   [TO FOLLOW]